UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BROWN SHOE COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8300 Maryland Ave. Clayton, Missouri 63105-3693

Diane M. Sullivan

Chief Executive Officer, President

and Chairman of the Board

April 16, 2014

To Brown Shoe Company Shareholders:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri 63105 on Thursday, May 29, 2014, at 10:30 a.m., Central Time.

We are using the Internet to provide our 2014 proxy materials to shareholders. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 16, 2014, we are commencing mailing to our shareholders a notice containing instructions on how to access our Proxy Statement and 2013 Annual Report online. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2013 Annual Report to Shareholders, which provides detailed information relating to our activities and operating performance, is available on the Internet at http://investor.brownshoe.com/financial/annual-reports. If you have requested paper copies of these materials, a proxy card will also be enclosed.

On behalf of your board of directors and management, we look forward to seeing you at the meeting.

Sincerely yours,

Diane M. Sullivan

Chief Executive Officer, President

and Chairman of the Board

Brown Shoe Company, Inc.

8300 Maryland Avenue, St. Louis, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 29, 2014
TIME:	10:30 a.m., Central Time
PLACE:	Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105

Matters to be voted on:

1.	Election of three directors,

2.	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants,

3.	Approval, by non-binding advisory vote, of the Company’s executive compensation, and

4.	Any other matters if properly raised.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

Registered holders may vote:

1.	By Internet: go to http://www.proxyvote.com,

2.	By toll-free telephone: call 1-800-690-6903,

3.	By mailing a proxy card if you have requested one: mark, sign, date and return in the postage-paid envelope provided, or

4.	In person at the Annual Meeting of Shareholders.

Beneficial holders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares. It is important that you provide voting instructions because brokers and other nominees do not have the authority to vote your shares for the election of directors without instructions from you.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander

Senior Vice President, General Counsel and

Corporate Secretary

April 16, 2014

PROXY STATEMENT — 2014 ANNUAL MEETING OF SHAREHOLDERS

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PROXY STATEMENT FOR THE BROWN SHOE COMPANY, INC. 2014 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2014 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is April 1, 2014. There were 43,661,805 shares of our common stock issued and outstanding on April 1, 2014.

On April 16, 2014, we are commencing mailing to our shareholders of record a notice containing instructions on how to access this proxy statement and our Annual Report online, and we are commencing mailing these proxy materials to shareholders who requested paper copies.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 29, 2014 at our principal executive offices located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 10:30 a.m., Central Time.

What am I voting on?

We are aware of three (3) proposals to be voted on by shareholders at the annual meeting:

•	The election of three (3) directors: W. Lee Capps III, Carla Hendra and Patricia G. McGinnis, each for a three-year term.

•	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

•	Approval, by non-binding advisory vote, of the Company’s executive compensation.

Why haven’t I received a printed copy of the proxy or Annual Report?

The Securities and Exchange Commission’s (“SEC”) rules allow us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 16, 2014, we are commencing mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2013 Annual Report online. If you hold your shares through a broker or bank, the notice will be sent to you by your broker or bank. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and Annual Report on the Internet by accessing our website at http://investor.brownshoe.com/financial/annual-reports. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

•	by Internet,

•	by telephone,

•	by mail, or

•	in person at the meeting.

Please read the instructions on the notice, proxy card or the information sent by your broker or bank.

What is the difference between holding shares as a “shareholder of record” or “registered holder” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank. The notice concerning our annual meeting and the availability of our proxy statement and 2013 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

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Voting your proxy by Internet. The website for Internet voting is http://www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting.

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Voting your proxy by telephone. In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 1-800-690-6903. Telephone voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Voting your proxy by mail. If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants, and “FOR” approval, by non-binding advisory vote, of the Company’s executive compensation. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was filed with the SEC, we knew of no matter that is required to be acted on at the annual meeting other than those matters discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

If I hold my shares through a broker or bank, how do I vote?

If your shares are held in “street name” by a broker or bank as your nominee, your nominee will send you separate instructions describing the procedures for voting your shares. You should follow the instructions provided by your nominee.

Under Rule 452 of the New York Stock Exchange (“NYSE”) listing standards, which relates to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and other non-routine matters without instructions from the beneficial owner. However, brokers will still be able to vote shares held in broker accounts with respect to the approval of the independent registered public accountants even if they do not receive instructions from the beneficial owner. Therefore, beneficial holders of shares held in broker accounts are advised that if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors and other non-routine matters.

How many votes do I have?

You have one vote for each share of our stock that you owned at the close of business on April 1, 2014, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one notice for all the shares you held as of the record date, April 1, 2014, and the name and address section on the notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a broker or bank, you must obtain a proxy, executed in your favor, from the broker or bank, to be able to vote at the meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of Three (3) Directors	The nominees who receive the most votes for the available positions will be elected with three (3) director positions available for a term expiring in 2017. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Proposal 3 — Approval, by Non-Binding Advisory Vote, of the Company’s Executive Compensation	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 3 is required for the approval, by non-binding advisory vote, of the Company’s executive compensation.

Other Matters	The affirmative vote of a majority of the shares voting either “for” or “against” such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

What is a broker non-vote and what effect does it have?

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Under the rules of the NYSE, brokers cannot vote for the election of directors or for other non-routine matters for which they do not have discretionary voting authority. As to these proposals, broker non-votes occur when the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the ratification of the appointment of independent registered public accountants, even if you have not provided voting instructions, but cannot vote on other proposals absent voting instructions. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

What is the effect of a “withheld” or “abstain” vote?

Shares represented by proxies that are marked vote “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” and broker non-votes with respect to Proposals 2 and 3, or any new proposal raised at the meeting, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares voted, and such proxies will not have any effect on such vote.

What happens if a director does not receive a majority of the shares voted at the meeting?

If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the board of directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee will recommend to the board the action to be taken with respect to the tendered resignation. The board is required to determine whether to accept or reject the resignation, or to take other action, within 90 days of the date of the certification of election results.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokers, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K, which we will file with the SEC on or before June 4, 2014. You can obtain a copy of the Form 8-K on our website at http://investor.brownshoe.com/financial/sec-filings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of notices delivered to my household?

SEC rules allow delivery of a single notice or a single Annual Report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the notice and other materials unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one notice or other materials.

If you prefer to receive separate copies of the notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The Corporate Governance Guidelines are available on our website at http://investor.brownshoe.com/corporate-governance/guidelines. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the NYSE’s rules and listing standards, SEC rules and regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive, Audit, Compensation, and Governance and Nominating Committees are also available on our website at http://investor.brownshoe.com/corporate-governance/guidelines. Information on our website shall not be deemed to constitute part of this proxy statement.

Director Independence

Currently, of the thirteen members of the board, eleven meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, Ronald A. Fromm and Diane M. Sullivan are both directors and former and current Company employees, respectively, and are not independent directors. The board has determined that each of the other members of the board is independent, namely Mr. Baeza, Mr. Capps, Dr. Gupta, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Neidorff, Mr. Upbin and Mr. Wright. With our board comprised of eleven independent directors out of thirteen, we are in compliance with our goal, as set forth in the Corporate Governance Guidelines, of having two-thirds of the directors be independent under the NYSE standards. Only independent directors serve on our Audit, Compensation, and Governance and Nominating Committees.

The non-management members of the board meet regularly without any members of management present. Mr. Klein, as the lead director, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place).

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at http://investor.brownshoe.com/corporate-governance/business and http://investor.brownshoe.com/corporate-governance/guidelines, respectively. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating With the Board

Shareholders and other parties interested in communicating directly with an individual director, with the non-management directors as a group, or with all directors may write to the individual director or group, c/o Office of the Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. This method of communicating with non-management directors is also posted on the Company’s website. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure

At the beginning of fiscal 2014, Ms. Sullivan assumed the position of Chairman of the Board, in addition to her roles as Chief Executive Officer and President. From May 2011 until February 2014, Mr. Fromm served as Chairman of the Board. Until May 2011, we had been operating for over 25 years using the traditional U.S. board leadership structure, under which our Chief Executive Officer also served as Chairman of the Board.

We believe that our board of directors should retain the flexibility to appoint the appropriate person to the position of Chairman of the Board, whether that person be our Chief Executive Officer or not. Ward M. Klein, as the board’s lead director, has the authority to: preside at executive sessions of the board and at other board meetings when the Chairman is not present, provide input to board agendas and materials provided for board meetings, call meetings of the independent directors, serve as liaison on board-wide issues between the independent directors and the Chairman, and retain advisors and counsel to report to the board. By having a lead independent director, coupled with the other oversight functions delegated to various board committees comprised of independent directors, we believe that our governance structure provides ample opportunity for effective oversight and risk management.

Board’s Role in Risk Oversight

The board has general oversight responsibility for our affairs, including risk management, pursuant to the New York Business Corporation Law, our Restated Certificate of Incorporation and our bylaws, while management is responsible for our day-to-day operations. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. In order to assist the board in overseeing our risk management, executive management reviews with the board our approach to risk management and involves the board, managers and other personnel in an effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects.

The board also manages risk through the oversight responsibilities of its committees. The Compensation Committee (with advice from its compensation advisors) reviews executive compensation programs; and in March 2014, management presented to the Compensation Committee its analysis of risk related to pay and other compensation as to all employees and its determination that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s findings and agreed that risks related to compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Audit Committee regularly reviews risks related to our consolidated financial statements and internal controls; and the Company’s Vice President of Internal Audit reports directly to the Audit Committee. Additionally, in accordance with NYSE requirements that our Audit Committee discuss policies regarding risk assessment and management’s actions to monitor and control risk, our General Counsel and Chief Financial Officer update our Audit Committee quarterly with respect to the Company’s major financial risk exposures and discuss the steps taken to monitor and control such exposures.

On a regular basis, the board discusses with management the appropriate level of risk that we are willing to accept in pursuit of our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness.

Selection of Directors

For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Each board member is expected to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders; be able to balance short-term goals and long-term goals of the Company and its shareholders; and at all times respect and maintain adherence to the Code of Business Conduct.

In evaluating the composition of the board and anticipated vacancies, the Governance and Nominating Committee seeks and considers candidates that will serve the board’s long-term needs with the intent that the board, at any time, be comprised of a group of individuals who bring a complement of skills, values and expertise that will benefit the Company and its shareholders. The committee believes that all directors must possess a considerable amount of business management or leadership experience and will take into account, among other things, the nominee’s personal attributes, education, professional experience, conflicts of interest, knowledge of the Company’s business, accomplishments, commitment to active participation on the board, and reputation. In this effort, the committee seeks diversity of background, culture, experience and talent among its members, although the board does not have a written policy that requires such diversity.

With respect to nomination of continuing directors, the Governance and Nominating Committee also considers an individual’s contribution to the board. If the committee believes that qualified members from the existing board membership are suitable candidates for re-election, it will not seek outside candidates unless a larger board size is deemed advisable. In proposing membership on board committees, the committee ensures that each committee of the board includes members with appropriate skills and knowledge and also considers fulfilling a director’s interest in serving on a particular committee and providing directors with opportunities to become more knowledgeable about different aspects of the Company’s business.

The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requesting recommendations from board members and others, meeting to evaluate information about potential candidates, and interviewing selected potential candidates by members of the committee and the board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the committee will evaluate potential candidates recommended by shareholders by following substantially the same process and applying substantially the same criteria as it follows for potential candidates submitted by board members or others. From among a group of potential candidates who are qualified for a board position and meet the independence standards required by our Corporate Governance Guidelines, the committee will select the candidate believed to best satisfy the board’s needs and will vote to recommend nomination of such candidate to the board.

The biographies of each of the nominees and other directors in the section “Proposal 1 — Election of Directors” contain information regarding each individual’s experience and qualifications considered by the Governance and Nominating Committee and the board when making director nominations.

A shareholder seeking to propose a director candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, as discussed in more detail in the section “Other Matters – Shareholder Proposals for the 2015 Annual Meeting.”

Board Meetings and Committees

Meetings

The board has the following four committees: Audit, Compensation, Executive, and Governance and Nominating. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2013 (“2013”). Each director is expected to attend the annual meeting, and all of our directors attended at least 75% of the total number of meetings of the board and of the committees on which he or she served during his or her term. All of our directors attended the 2013 annual meeting.

Name	Board	Audit	Compensation	Executive	Governance and Nominating
Current
Mario L. Baeza	Member	Member
Ronald A. Fromm	Member			Chair
W. Lee Capps(1)	Member	Member
Mahendra R. Gupta	Member	Member
Carla Hendra	Member				Member
Ward M. Klein	Member			Member	Chair
Steven W. Korn	Member	Member
Patricia G. McGinnis	Member		Member
W. Patrick McGinnis	Member		Chair	Member
Michael F. Neidorff	Member		Member
Diane M. Sullivan	Chair			Member
Hal J. Upbin	Member	Chair		Member
Harold B. Wright	Member				Member
Number of 2013 Meetings	7	7	4	0	3

(1)	Mr. Capps joined the board and the Audit Committee on October 10, 2013.

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements, the financial reporting process, and the system of internal accounting and financial controls; (b) the Company’s compliance with ethics policies and legal and regulatory requirements; (c) the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The board has determined, in its judgment, that Mr. Upbin and Mr. Capps qualify as “audit committee financial experts” and are independent within the meanings of the rules of the SEC and NYSE. The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report” below.

Compensation Committee

The Compensation Committee (the “Committee”) has primary responsibility for establishing the executive officers’ compensation, including the compensation for each of the executive officers named in the Summary Compensation Table herein (“NEOs”). The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning cash incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews the design of our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee also reviews annual “Say on Pay” vote outcomes and determines if any changes to compensation design are necessary. The Committee meets a number of times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment and compensation recommendation for each of the other NEOs along with a comparison to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer. The role of the Company’s compensation consultant and management are also discussed in the CD&A.

The Committee retained Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant for executive compensation. Meridian assists the Committee in the compensation review and decision-making process and the review of plans and programs for executives. Also, Meridian advises the Committee on market trends, provides comparative market data and, if requested, provides compensation recommendations. Meridian provided no other services to the Committee during 2013. The Committee evaluated whether Meridian’s provision of services to the Committee during 2013 gave rise to a conflict of interest. In making this evaluation, the Committee considered the independence factors listed in Rule 10c-1(b)(4) of the Exchange Act of 1934 and determined that the provision of such services did not create a conflict of interest and that Meridian provided independent and objective advice to the Committee.

In 2013, the Committee also engaged Towers Watson & Co. (“Towers Watson”) to provide executive compensation consulting specific to Chief Executive Officer compensation. Towers Watson also provides other services to the Company for pension-related computation and consulting services, which may raise a potential conflict of interest with respect to both the Committee’s and the Company’s use of Towers Watson. In addressing the potential conflict, the Committee considered all of the independence factors listed Rule 10c-1(b)(4) of the Exchange Act of 1934 and determined that it believes that Towers Watson does not have a conflict of interest that will influence the advice provided by Towers Watson to the Committee. These factors include the following: the fact that the Committee directly hired and has the authority to terminate Towers Watson’s engagement; the fact that the fees paid by the Company to Towers Watson in the most recent year totaled less than 0.024% of Towers Watson’s global revenues; the existence and effectiveness of Towers Watson’s consulting protocols and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company; the lack of business or personal relationships between Towers Watson and the Committee members and the executive officers of the Company; and the fact that no member of the Towers Watson executive compensation consulting team directly owns any of the Company’s stock. During fiscal 2013, the Company paid Towers Watson $14,288 in consulting fees directly related to services performed for the Committee and paid Towers Watson and its affiliates approximately $828,000 for pension-related computation and consulting services unrelated to executive compensation.

The board has determined, in its judgment, that the Committee is comprised solely of independent directors as defined in the NYSE listing standards.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs that may lawfully be delegated to it by the board during the intervals between board meetings. However, certain categories of matters have been expressly reserved for consideration by the full board.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. The Governance and Nominating Committee utilizes a process for selecting directors and nominees, which is described in detail in the section entitled “Corporate Governance — Selection of Directors.” The board has determined, in its judgment, that the Governance and Nominating Committee is comprised solely of independent directors as defined in the NYSE listing standards.

Related Party Transactions

In accordance with our written related party transaction policy, the board reviews all transactions expected to exceed $120,000 in which a related party has a material interest. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, and 5% beneficial owners of the Company’s stock, as well as any immediate family member of any of the foregoing and any entity controlled by them or in which they have a 10% or greater beneficial interest. In making its determination whether to approve a related party transaction, the board considers such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

In 2013, there were no material transactions between the Company and its executive officers, directors, nominees, principal shareholders, their immediate family members, or entities controlled by them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our stock to report their ownership of stock and any changes in ownership to the SEC and the NYSE. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis in 2013, except with respect to the following: one Form 4 reporting the acquisition of Phantom Stock Units by Mahendra Gupta, a director, was filed one (1) day late as a result of an administrative error by the Company.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for 2013 were those indicated in the table under the heading “Board Meetings and Committees.” No member of the Compensation Committee has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed under Item 404(a) of SEC Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2013 Director Compensation

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For fiscal 2013, the following compensation guidelines were in effect for non-employee directors with cash retainers payable quarterly in arrears:

•	$75,000 as an annual retainer;

•	An additional $20,000 annual retainer for the Chair of the Audit Committee;

•	An additional $17,500 annual retainer for the Chair of the Compensation Committee;

•	An additional $12,500 annual retainer for the Chair of the Governance and Nominating Committee;

•

An annual equity award with a targeted cash value of approximately $125,000, namely an award of 6,050 shares of restricted stock or 6,050 restricted stock units (“RSUs”), at the director’s option, granted on May 30, 2013 and subject to a vesting requirement tied to the next annual meeting of shareholders;

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings;

•

Opportunity to participate in our deferred compensation plan for non-employee directors with deferred retainers invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash based on the fair market value of the Company’s stock at time of payment;

•	Opportunity to participate in our Incentive and Stock Compensation Plan of 2011 and receive shares of Company stock in lieu of cash retainers; and

•	Beginning in October 2013, a discount of 30% in our retail stores (which is the same discount we offer to our associates and their families).

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of our shareholders. In setting compensation levels for non-employee directors, the Governance and Nominating Committee was provided with competitive market data for a peer group of companies (similar to the peer group used for executive compensation comparisons). In consultation with Meridian, the committee analyzed the peer group data and determined that it was appropriate to set the Company’s director compensation at or near the median for the peer group.

We carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to federally tax-exempt charitable organizations under Section 501(c)(3) of the Internal Revenue Code and located within the United States up to $5,000 per year per individual), and SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they receive any annual incentive plan awards or the long-term performance awards that have been developed for employees. A director who is an employee does not receive payment for service as a director.

Non-Employee Director Compensation Table

The following table provides information on all cash, equity-based, and other compensation granted to non-employee directors and Mr. Fromm during fiscal 2013. For calendar years 2013 and 2014, Dr. Gupta elected to defer his retainer through the non-employee directors deferred compensation plan.

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
Name	Cash Payment	Payment in Shares of Company Stock(2)	Deferred Payment(3)	Stock Awards(4)	All Other Compensation(5)	Total
Current
Mario L. Baeza	$75,000	$—	$—	$128,865	$—	$203,865
W. Lee Capps(6)	23,695	—	—	—	—	23,695
Ronald A. Fromm(7)	—	—	—	128,865	905,514	1,034,379
Mahendra R. Gupta	—	—	75,000	128,865	—	203,865
Carla Hendra	75,000	—	—	128,865	—	203,865
Ward M. Klein	87,500	—	—	128,865	2,500	218,865
Steven W. Korn	75,000	—	—	128,865	—	203,865
Patricia G. McGinnis	75,000	—	—	128,865	—	203,865
W. Patrick McGinnis	90,907	—	—	128,865	—	219,772
Michael F. Neidorff	56	74,944	—	128,865	—	203,865
Hal J. Upbin	93,407	—	—	128,865	—	222,272
Harold B. Wright	75,000	—	—	128,865	2,000	205,865

(1)	With the exception of Mr. Fromm (see Note 6), this section includes the annual retainer for serving on the board and, as applicable, as the chair of a committee during fiscal 2013. We pay the retainers at the end of each quarter, which results in three payments being made during the year of the director’s election and the remaining payment being made in the next year. Retainers are payable in cash and/or shares of the Company’s stock pursuant to the Incentive and Stock Compensation Plan of 2011. Payments of retainers in cash are shown in the column “Cash Payment,” and payments of retainers in shares of the Company’s stock are shown in the column “Payment in Shares of Company Stock.”

(2)	The Payment in Shares of Company Stock column reflects the grant date fair value of directors’ retainers earned that were issued as Company stock in lieu of cash. The number of shares issued has been determined by dividing the amount of the retainers earned by the average of the high and low prices of our stock on the last trading day of the fiscal quarter. For services rendered during fiscal 2013, Company shares issued under the Incentive and Stock Compensation Plan of 2011 were as follows: Mr. Neidorff – 3,488 shares.

(3)	Retainers may be deferred at the election of the director each calendar year pursuant to the non-employee directors deferred compensation plan. Deferred retainers will be credited to the director’s account on a quarterly basis, with the number of phantom stock units (“PSUs”) equal to the number of shares of our stock having an equivalent fair market value (average of the high and low price of our stock) on the last trading day of the fiscal quarter when the cash compensation was earned. The director makes a payout election of the account in cash to commence immediately in a lump sum payout following termination of service as a director or in equal annual installments for five (5) years or ten (10) years following termination of service as a director.

(4)	The amounts in the Stock Awards column reflect the grant date fair value of the annual equity award made to non-employee directors. At the director’s election, an annual equity award is made in the form of RSUs that mirror the value of our stock, vest after one year and are payable in cash on termination, or shares of our stock that are subject to a one-year restriction based on service (restricted stock). Each of the non-employee director awards was for 6,050 RSUs or shares of restricted stock with an aggregate value of approximately $125,000. These awards were approved by the board on May 30, 2013, when the fair market value (average of high and low prices of the Company’s stock) was $21.30. At February 1, 2014, our 2013 fiscal year-end, Mr. Neidorff, Mr. Klein, and Mr. Fromm each had 6,050 shares of restricted stock that were unvested, and each of the following directors held 6,050 RSUs that were unvested: Mr. Baeza, Dr. Gupta, Ms. Hendra, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Upbin and Mr. Wright.

(5)	The amounts in the All Other Compensation column shows the Company’s match of charitable contributions for each of the directors noted. For Mr. Fromm, this column also includes $900,514 as detailed in Footnote 7 below. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for the director and a spouse to attend a board or industry function, and occasional use of corporate aircraft for a director to attend a meeting of the board or committee or for Company related business. This column also does not reflect items provided to directors for which the Company does not incur incremental cost (such as event tickets) or for which the actual cost was minimal (such as samples of our branded footwear, or the value of the discount on products purchased at our retail stores). The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation to directors.

(6)	Mr. Capps was elected to the board on October 10, 2013.

(7)	Mr. Fromm’s compensation was for services provided as a non-executive employee. On January 7, 2011 Mr. Fromm and the Company entered into an employment agreement pursuant to which Mr. Fromm agreed to serve as a non-executive employee of the Company from May 26, 2011 through May 26, 2013. From May 27, 2013 until February 1, 2014 Mr. Fromm remained an employee of the Company. In addition to his salary of $233,628, Mr. Fromm received in 2013 the following compensation as a non-executive employee: financial and tax planning assistance — $10,600, 401(k) match — $7,368, a payout under the 2010-2012 Performance Share Plan — 21,276 shares valued at $388,287 and a cash payment of $260,631. From February 2, 2014 through our 2014 annual meeting, Mr. Fromm is serving as a non-employee director and will receive the same compensation as the other non-employee directors, pro-rated for that period.

Restricted Stock and Restricted Stock Units

The board makes an annual equity-based grant to non-employee directors in the form of either restricted stock or RSUs. The number of restricted shares or RSUs is determined by dividing the target aggregate cash value for the grant (i.e., $125,000 for fiscal 2013) by the closing price on the day prior to the date of grant (i.e., $20.71 on May 29, 2013). The average of the high and low prices of the Company’s stock on the date of grant, which is used for valuing the restricted shares or RSUs, was $21.30 on May 30, 2013. This approach is discussed in more detail in the CD&A under the heading “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013? – Long-Term Compensation.”

The restricted stock awards vest at the next annual meeting of shareholders and, commencing with the grant date, earn cash dividends. The RSUs are subject to a vesting requirement ending at the next annual meeting of shareholders, earn dividend equivalent units, and are payable in cash on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award) based on the then-current market value of the Company’s stock. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock and are automatically re-invested in additional RSUs as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors are eligible to participate in a deferred compensation plan with deferred amounts valued as if invested in our common stock through the use of phantom stock units (“PSUs”).

Under the plan, we credit each participating director’s account with the number of PSUs that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the average of the high and low prices of our stock on the last trading day of the fiscal quarter when the cash compensation was earned.

Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end on or following termination of the director’s service, and calculated based on the average of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The accounts of prior participants continue to earn dividend equivalents on the account balance.

Incentive and Stock Compensation Plan of 2011

Our non-employee directors are eligible to participate in the Incentive and Stock Compensation Plan of 2011, which allows the participating director to receive retainers in shares of the Company’s stock in lieu of cash with the number of shares issuable determined based on the average of the high and low prices of our stock on the last trading day of the fiscal quarter. The annual equity-based grant to non-employee directors described above under “Restricted Stock and Restricted Stock Units” was also made under the Incentive and Stock Compensation Plan of 2011.

Non-Employee Director Stock Ownership

The board has adopted stock ownership guidelines for non-employee directors, the purpose of which is to encourage long-term share ownership by our directors and better align the interests of non-employee directors with shareholders. The guidelines provide that all non-employee directors will hold shares of our stock or stock equivalents with a value at least equal to three times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, Company stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of the later of the adoption of the guidelines or the director’s commencement of board service. All of the directors who were required to do so met the guidelines as of the end of 2013.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of the record date, except as noted below, by each director and nominee, each of the named executive officers listed in the Summary Compensation Table (“NEOs”), all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our stock on April 1, 2014 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 31, 2014 (60 days after April 1, 2014). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our stock.

	Amount of Common Stock Beneficially Owned				Director Share Units(2)
Name	Number of Shares(1)	Exercisable Options	Total	% of Shares Outstanding
Non-Employee Directors
Mario L. Baeza	1,000	—	1,000	*	38,620
W. Lee Capps	2,980	—	2,980	*	—
Ronald A. Fromm	412,349	—	412,349	*	—
Mahendra R. Gupta	6,525	—	6,525	*	19,294
Carla Hendra	3,261	—	3,261	*	42,645
Ward M. Klein	45,170	—	45,170	*	25,211
Steven W. Korn	10,618	—	10,618	*	48,526
Patricia G. McGinnis	5,555	—	5,555	*	98,293
W. Patrick McGinnis	20,159	—	20,159	*	52,882
Michael F. Neidorff	82,852	—	82,852	*	14,940
Hal J. Upbin	4,700	—	4,700	*	48,533
Harold B. Wright	1,000	—	1,000	*	22,023
Named Executive Officers (NEOs)
Diane M. Sullivan	518,991	117,500	636,491	1.5	—
Russell C. Hammer	125,483	—	125,483	*	—
Richard M. Ausick	206,098	39,625	245,723	*	—
Daniel R. Friedman	110,371	1,500	111,871	*	—
Douglas W. Koch	147,777	20,907	168,684	*	—
Current Directors and Executive Officers as a group (22 persons)	1,283,592	195,280	1,478,872	3.3	410,967
5% Shareholders
BlackRock, Inc. and related persons(3)	3,746,316	—	3,746,316	8.7	—
Dimensional Fund Advisors LP(4)	2,644,738	—	2,644,738	6.1	—
Franklin Resources, Inc. and related persons(5)	3,317,081	—	3,317,081	7.7	—
The Vanguard Group, Inc. and related persons(6)	3,253,452	—	3,253,452	7.5	—

*	Represents less than 1% of the outstanding shares of stock.

(1)

This amount includes 6,050 shares of restricted stock for each of Mr. Fromm, Mr. Klein and Mr. Neidorff granted in — 2013; these shares vest in full in May 2014. Directors have voting rights and the right to receive dividends with respect to these shares during the period of restriction. For our NEOs, these amounts include restricted stock as to which the holder has voting rights and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Ausick 92,500shares, Mr. Hammer 113,613 shares, Mr. Friedman 57,500 shares, Mr. Koch 71,500 shares, and Ms. Sullivan 272,585 shares; and Current Directors and Executive Officers as a group 763,148 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, but as to which the employee does not have the right to vote, as follows: Mr. Ausick 7,416 shares, Mr. Hammer 648 shares, Mr. Friedman 4,315- shares, Mr. Koch 8,054 shares, Ms. Sullivan 7,333 shares, and Current Directors and Executive Officers as a group 42,873 shares. The Company is not aware that any of the shares held by individuals have been pledged, and the Company’s insider trading policy prohibits the Company’s directors and executive officers from pledging Company securities or purchasing any financial instruments designed to hedge or offset any change in the market value of the Company’s securities.

(2)	Share units for directors, all of which are denominated to be comparable to, and derive their value from, shares of Company stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of April 1, 2014, and are either vested or will be vested by May 31, 2014 (60 days after April 1, 2014). The share units are ultimately paid in cash and have no voting rights.

(3)	Based on its Schedule 13G amendment filing with the SEC on January 17, 2014, BlackRock, Inc. possessed sole power to vote and dispose of the shares indicated. BlackRock, Inc. is a holding company that beneficially owns shares held by the eleven subsidiaries identified therein. BlackRock, Inc.’s business address is 40 East 52nd Street, New York, New York 10022.

(4)	Based on its Schedule 13G amendment filing with the SEC on February 10, 2014, Dimensional Fund Advisors LP (“Dimensional”) possessed sole power to vote 2,550,309 shares and sole power to dispose of 2,644,738 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other comingled group trusts and separate accounts with all of the reported shares being owned by these companies, trusts and accounts. Dimensional disclaims beneficial ownership of such shares. Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based on its Schedule 13G amendment filing with the SEC on February 5, 2014, the group including Franklin Resources, Inc. and Franklin Advisory Services, LLC (collectively “Franklin”) possessed sole power to vote 3,317,081 shares and sole power to dispose of 3,317,081 shares and sole power to dispose of 3,646,218 shares. The securities reported are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisory Services, LLC. Investment management contracts grant to such subsidiaries all investment and/or voting power over the securities owned by such investment management clients unless otherwise noted. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal stockholders of Franklin Resources, Inc. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and each of the investment management subsidiaries disclaim any beneficial interest in any of the shares. The business address of Franklin (except Franklin Advisory Services, LLC) is One Franklin Parkway, San Mateo, California 94403-1906, and the business address of Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(6)	Based on its Schedule 13G amendment filing with the SEC on February 6, 2014, The Vanguard Group, Inc. possessed sole power to vote 58,136 shares, sole power to dispose of 3,197,591 shares, and shared power to dispose of 55,861 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 55,861 shares as a result of serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,275 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group, Inc.’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Structure of the Board

Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. In October, 2013, the board created a vacancy and elected W. Lee Capps to fill that vacancy until the next annual meeting. To fill the vacancy, a third-party search firm identified potential candidates and members of the board made candidate recommendations, including Mr. Capps. Mr. Capps was selected unanimously by the board after a thorough review and presentation of the candidates. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 72 years of age and generally precludes recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72, unless the board determines that it is in the best interests of shareholders to retain the services of a director beyond his or her retirement age who is then serving as the chair of a committee of the board. Messrs. Fromm and Upbin will retire from the board as of the 2014 annual meeting as their terms expire. We thank each of them for their many years of dedicated service to the Company and its shareholders.

As a result of the retirements of Messrs. Fromm and Upbin, and assuming the election of the proposed nominees for the terms proposed, the class whose term will expire in 2015 will have four members (Mr. Baeza, Dr. Gupta, Mr. Neidorff and Mr. Wright); the class of directors whose term will expire in 2016 will have four members (Mr. Klein, Mr. Korn, Mr. McGinnis and Ms. Sullivan); and the class whose term will expire in 2017 will have three members, all of whom are nominees (Mr. Capps, Ms. Hendra and Ms. McGinnis). Assuming this composition of the board after the election of proposed nominees, the board intends to decrease the size of the board after the annual meeting so that there will not be any vacancies. Your board has nominated for election as directors at the annual meeting three (3) individuals: W. Lee Capps III, Carla Hendra and Patricia G. McGinnis, each for a three-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2017

W. LEE CAPPS III, 66, has been a Director since October 2013. He is the retired Chief Operating Officer of Kellwood Company, having served in that position from June 2005 until October 2008. He also served as Chief Financial Officer of Kellwood from January 2000 until June 2007, and previously served in several other executive leadership roles. Before joining Kellwood, Mr. Capps was the Chief Financial Officer and Controller for Coca-Cola Bottling Co. of Lubbock, Texas. Prior to pursuing his corporate career, Mr. Capps who is also a CPA, spent over ten years in various audit roles at KPMG. Mr. Capps’s public company management experience in the finance and accounting disciplines and mergers and acquisitions, coupled with his strong operational background at a major wholesaler of apparel brands enhances the functions of the Audit Committee and brings additional depth of expertise to the Board in the areas of corporate finance, strategy, sourcing and distribution and logistics.

CARLA HENDRA, 57, has been a director since November 2005. Since January 2010, she has been serving as the Global Chairman of OgilvyRED, the global strategic consulting unit of Ogilvy & Mather Worldwide (“Ogilvy”), and was elected to its Executive Committee in the same month. She was appointed to the Ogilvy Board in 2012. Ogilvy is an integrated advertising and marketing services network with 450 offices in 162 countries and 18,000 employees, one of the large operating groups of holding company WPP plc. Ms. Hendra previously served as Co-Chief Executive Officer of Ogilvy North America from 2005 to 2010 and as Chairman of Ogilvy New York from 2007 to 2010. Ms. Hendra joined Ogilvy in 1996, and her other positions since that time have included serving as President of OgilvyOne N.A., a one-to-one marketing agency, from 1998 to 2005. She is Vice Chairman of the O&M Worldwide Board. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising, from 1992 to 1996. She also served as a director of Unica Corporation, a publicly-held company engaged in the enterprise marketing management software business until its acquisition by IBM in 2010. Ms. Hendra has over 30 years of business experience spanning the fashion, advertising and marketing industries; and during her 16 year tenure with the Ogilvy & Mather group companies, her increasing responsibilities have included leadership and senior management experience in domestic and international business. Ms. Hendra brings to the board specialized experience in creative management, strategic consulting for marketing and branding, digital innovation, and both targeted and integrated marketing.

PATRICIA G. McGINNIS, 66, has been a director since 1999. She is currently a Professor of Practice at George Washington University’s Trachtenberg School of Public Policy and Public Administration since August 2011 and previously was Professor of Practice at Georgetown University’s Public Policy Institute from August 2009 to August 2011. From 1994 through 2008, she served as the President and Chief Executive Officer of the nonpartisan, nonprofit Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. From 1982 until 1994, she was a founder and principal at the FMR Group, a public affairs consulting firm. She serves as a member of the Board of Directors of Logistics Management Institute (LMI), a government consulting firm, and the Board of Directors of the Congressional Management Foundation. She is an elected Fellow of the National Academy of Public Administration. She brings many years of experience in public policy and public affairs, both as the leader of organizations and as a management consultant to leaders of other organizations, including through the consulting firm she founded. Her experience in the private and public sectors, along with her experience as a writer and speaker on leadership, provides her with an extensive understanding of governmental oversight, accountability, and leadership development.

Your Board of Directors recommends a vote “FOR” these nominees.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2016

MARIO L. BAEZA, 63, has been a director since March 2008. He is the founder and controlling shareholder of Baeza & Co. and founder and Executive Chairman of V-Me Media, Inc. He formed Baeza & Co. in 1995 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America Partners, L.L.C. (“TCW/LAP”). Mr. Baeza served as Chairman and Chief Executive Officer of TCW/LAP from its inception until 2003 when he relinquished day-to-day operating control to form The Baeza Group, a Hispanic-owned alternative investment firm. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a national Spanish language television network. Mr. Baeza serves as V-Me Media, Inc.’s Founder and Executive Chairman. Mr. Baeza is also a director of Air Products and Chemicals, Inc. Mr. Baeza brings experience as an entrepreneur and chief executive of a broad range of businesses dedicated to serving the Hispanic and Latin American population, ranging from merchant banking to media access. In addition to his management experience, his background as a securities, mergers and acquisitions, corporate and finance lawyer and his service as a director of a mutual fund and a bank provide him with extensive experience in reviewing and analyzing business opportunities and bringing them to fruition as well as familiarity with legal compliance for a publicly held company.

MAHENDRA R. GUPTA, 58, has been a director since October 2011. Since July 2005, he has served as the Dean of Olin Business School at Washington University in St. Louis. From 2003 to July 2005, he served as the Senior Associate Dean of the Olin Business School. He has served on the Olin Business School faculty since 1990 and in 2004 was named the Geraldine J. and Robert L. Virgil Professor of Accounting and Management. Dr. Gupta’s research has been published in leading academic journals, and he is a frequent speaker at research workshops and conferences worldwide. In addition, Dr. Gupta’s education, which includes a Ph.D. in accounting from Stanford University, and his oversight of the financial management of the Olin Business School enhance his contribution to the board, and in particular to the Audit Committee.

MICHAEL F. NEIDORFF, 71, has been a director since March 2006. Since 1996, he has been the President and Chief Executive Officer of Centene Corporation, a government services managed care company; and since May 2004, has also served as Centene Corporation’s Chairman of the Board. Mr. Neidorff started Physicians Health Plan of Greater St. Louis, a subsidiary of United HealthCare Corporation, in 1985 and served as the President and Chief Executive Officer until 1995. Mr. Neidorff also spent 18 years in senior executive international positions at Miles Laboratories/Bayer AG and has in-depth marketing, general management and profit and loss experience in healthcare management and consumer-packaged goods. Mr. Neidorff brings to the board an entrepreneurial spirit combined with many years of senior leadership experience. As the chief executive officer and chair of a publicly-held company, he provides expertise in current executive compensation developments as well as corporate governance.

HAROLD B. WRIGHT, 72, has been a director since March 2008. From 1997 until he retired at the end of December 2009, Mr. Wright specialized in executive search services for the retail industry. Prior to his retirement, Mr. Wright was a partner in the Consumer Products Group as a Retail Specialist with Heidrick & Struggles since 2006 and assumed the title and responsibilities of a Partner Emeritus effective January 2008. Prior to 2006, Mr. Wright was the Vice Chairman, Consumer Products, Industrial for Highland Partners, which was acquired by Heidrick & Struggles in 2006. Prior to 1997, Mr. Wright spent 25 years at R.H. Macy’s, having served as the President of two divisions. Mr. Wright brings to the board many years of experience in retail operations for R.H. Macy’s, including leadership at the division level. In addition, as a result of his many years providing executive search services for senior talent for the retail industry, he understands the talent and succession planning issues faced by the Company.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2015

WARD M. KLEIN, 58, has been a director since March 2007. He is a member of the Board of Directors of Energizer Holdings, Inc., a manufacturer of household and personal care products, and also serves as Chief Executive Officer of Energizer Holdings, Inc., a position he has held since January 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005 and as President, International from 2002 to 2004, having first joined Energizer in 1986. Mr. Klein also served on the Board of the Federal Reserve Bank of St. Louis from 2008 through 2013. From 2004 to 2006, Mr. Klein served as a director of Amerus Insurance Company. Mr. Klein has more than 30 years of service in various leadership roles with an international publicly-held consumer products company with extensive experience in management, marketing, corporate finance, business strategy and international business. He has a Master’s degree in management with concentrations in marketing, finance and accounting. Additionally, his service as Chair of the Federal Reserve Bank of St. Louis and as a board member for an insurance company provide experience in the oversight role for the board.

STEVEN W. KORN, 60, has been a director since 2004. From June 2011 to January 2013, Mr. Korn served as the President and Chief Executive Officer of Radio Free Europe/Radio Liberty, Inc. From September 2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr. Korn currently serves on the board of Precision IR Group. Mr. Korn’s business experience is well-rounded and reflects his practice as a lawyer (specializing in litigation as well as mergers and acquisitions), senior executive roles at two international media companies, and his successful restructuring of a newspaper to increase its efficiencies and profitability. His substantial experience in operations and management is complemented by his service as a director of various boards, for which he has chaired committees with responsibility for finance, budget, investment and compensation activities.

W. PATRICK McGINNIS, 66, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company, a manufacturer of pet products. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997 when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc. Mr. McGinnis brings substantial leadership and management experience as the president and chief executive of a major international consumer products company. In this capacity, he has many years of experience in mergers and acquisitions, corporate finance, corporate strategy, marketing and corporate governance.

DIANE M. SULLIVAN, 58, is our CEO, President and Chairman of the Board and has been a director since May 2007. In 2004, she joined the Company as President; in March 2006 she received the additional title of Chief Operating Officer; in May 2011 she became our Chief Executive Officer and President; and in February 2014 she became our Chairman of the Board. Prior to joining the Company, Ms. Sullivan served as Vice Chairman of the Footwear Group of Phillips-Van Heusen from September 2001 to December 2003. Prior to joining Phillips-Van Heusen, Ms. Sullivan was President and Chief Operating Officer for Stride Rite Corporation, where she worked from 1995 until 2001 and also held the position of Group President: Tommy Hilfiger, Stride Rite Children’s and Sperry. In St. Louis, Ms. Sullivan currently sits on the boards of Enterprise Holdings, BJC HealthCare and the Board of Trustees of Washington University. In addition, Ms. Sullivan serves on the boards of the Two Ten Footwear Foundation and the Fashion Footwear Association of New York (FFANY).

PROPOSAL 2 — RATIFICATION OF ERNST & YOUNG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ratification of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending February 1, 2014. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP will have an opportunity to, but have informed us that they do not plan to, make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During 2013 and 2012, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2013 Fees	2012 Fees
Audit Fees	$1,209,181	$1,119,587
Audit-Related Fees(1)	36,295	272,246
Tax Fees(2)	249,831	223,038
All Other Fees	—	—

Total	$1,495,307	$1,614,871

(1)	The audit-related services performed in 2013 and 2012 include audits of our employee benefit plans and due diligence services for merger, acquisition, and/or divestiture related activities.

(2)	The tax services in 2013 and 2012 included tax compliance (including preparation and/or review of tax returns), tax planning and tax advice, including assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

In 2013, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC, whether the services are consistent with the SEC’s rules on auditor independence, and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings, and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the board. Management is primarily responsible for the consolidated financial statements and reporting processes, including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

The Company’s independent registered public accountants also provided to the committee the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication With Audit Committees Concerning Independence. The committee discussed with the independent registered public accountants that firm’s independence, including those matters required to be discussed by Auditing Standard No. 16, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, among other things. The committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended February 1, 2014 for filing with the SEC. The committee has retained Ernst & Young LLP as the Company’s independent registered public accountants for 2014.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, it is not the duty of the committee to conduct investigations or to ensure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee

Hal J. Upbin, Chair

Mario L. Baeza

W. Lee Capps III

Mahendra R. Gupta

Steven W. Korn

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our Named Executive Officers (“NEOs”), who are identified below:

•	Diane M. Sullivan, Chief Executive Officer, President and Chairman of the Board

•	Russell C. Hammer, Senior Vice President and Chief Financial Officer

•	Richard M. Ausick, Division President — Retail

•	Daniel R. Friedman, Division President — Global Supply Chain

•	Douglas W. Koch, Senior Vice President and Chief Talent and Strategy Officer

Executive Summary

Executive Compensation Objectives and Philosophy

The Compensation Committee (the “Committee”) oversees the design, development and implementation of our executive compensation program. The objectives and philosophy of our executive compensation program is to (a) attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, (b) encourage and reward superior performance with opportunities for additional compensation, and (c) facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value. The Committee determines the compensation of our executives in the first quarter of each year, considering the performance of the individual executives, the Company’s consolidated financial results and, where appropriate, the financial results of individual business units during the prior year. References to years in this CD&A refer to fiscal years.

To meet our executive compensation objectives, we have created a balance of cash and stock-based remuneration through the following compensation elements:

•	A fair and competitive base salary that is reflective of the depth and scope of accountability and the complexity of each executive officer’s individual responsibilities.

•

An annual incentive plan award opportunity payable in cash in connection with achieving short-term annual performance goals consistent with our strategic objectives and individual performance initiatives.

•

Long-term incentive performance awards that are payable in cash, stock or a combination of cash and stock, are subject to the achievement of performance metrics over a three-year performance period, and reward the long-term performance and loyalty of our executives.

•

Restricted stock or stock option awards with long-term time-based vesting that promote the retention of our valued executive talent, encourage long-term share ownership and align our executives’ interests with our shareholders’ interests.

2013 Performance

Brown Shoe Company delivered a successful 2013. Our portfolio realignment initiatives over the past couple of years helped drive our strong performance in 2013. We reported year-over-year operating earnings growth of 32.4%, while delivering a 2.9% increase in Famous Footwear same-store sales. We achieved record-breaking sales and operating profit at Famous Footwear and our wholesale brands continued to build momentum with overall sales growth of 5.3% in our Wholesale Operations segment. We also strengthened our balance sheet during the year by reducing short-term borrowings by $98.0 million.

•

The following is a summary of the financial highlights for 2013: Consolidated net sales increased $35.3 million, or 1.4%, to $2,513.1 million in 2013, compared to $2,477.8 million last year. Net sales of our Wholesale Operations and Famous Footwear segments increased $38.8 million and $13.2 million, respectively, while we experienced a decrease in our Specialty Retail segment of $16.6 million.

•	Consolidated operating earnings were $98.6 million in 2013, compared to $74.5 million last year.

•	Consolidated net earnings attributable to Brown Shoe Company, Inc. were $38.1 million, or $0.88 per diluted share, in 2013, compared to $27.5 million, or $0.64 per diluted share, last year.

•

Our accounting period is based upon a traditional retail calendar, which ends on the Saturday nearest January 31. Periodically, this results in a fiscal year that includes 53 weeks. Our 2013 and 2011 fiscal years included 52 weeks, while our 2012 fiscal year had 53 weeks. The difference in the number of weeks included in our fiscal years can affect annual comparisons. The inclusion of the 53rd week resulted in an increase to net sales in our retail divisions of $21.2 million in 2012 with an immaterial impact on net earnings.

Summary of 2013 Compensation Decisions

Based on the Company’s 2012 performance, and in keeping with the compensation philosophy described above, in March 2013, the Committee approved the actions set forth below with respect to 2013 compensation. Some of the compensation components (such as base salary) were not impacted by the Company’s financial performance in 2013, and other components (such as the annual incentive plan awards and the long-term performance awards) were directly impacted by the Company’s financial performance in 2013:

•

Increasing salary by an average of 3% for executives and NEOs, which was consistent with the average salary increase across the Company and the majority of similarly sized public companies. This increase reflects the Company’s (a) recognition of our NEOs’ continuing efforts to ensure the success of the Company in the face of a fluctuating world economy, (b) emphasis on pay for performance and (c) attempts to achieve internal equity with respect to compensation throughout the ranks of its employees by aligning the increases in the NEOs’ base salaries with the expected increases in its other employees’ base salaries. Our Chief Executive Officer received a 9% increase in an effort to bring her closer to market median. Based on a 2013 compensation study by Meridian, our NEO salaries are generally competitive with the 50th percentile of our peer group.

•	Limiting participation in the Company’s annual incentive plan to those associates at a leadership level, which continues to be consistent with the practices of our peer group and competitors.

•

Subjecting the payouts under the annual incentive plan awards and the long-term performance awards to challenging performance criteria, such as EPS, sales, operating earnings and/or a capital efficiency metric.

•

Structuring annual incentive plan awards so that payouts are dependent on either Company performance or Company and divisional performance, as well as achievement of personal objectives, which, in light of some of the Company’s divisions’ financial performance being below expectations in 2013, resulted in no payouts being made for several divisions.

•	Providing long term incentive programs that reward strong performance and encourage value creation for shareholders while also fostering retention of our executives.

•	Including clawback provisions in long-term performance awards and forfeiture provisions in annual incentive plan awards.

•	Granting awards of restricted stock with long-term vesting periods to retain talent and recognize individual performance.

•	Using an appropriate peer group for comparative purposes in determining compensation design practices and levels, reflecting our size and competitors for talent.

•	Maintaining competitive stock ownership guidelines for executives.

For a detailed discussion of the 2013 compensation elements and the Committee’s decision-making process, please see the section below entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013?”

Say on Pay

The Company believes that it is appropriate to take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their non-binding advisory votes on the executive compensation paid to our NEOs and will continue to consider the outcome of the votes when making future compensation decisions for NEOs. In 2013, the shareholders overwhelmingly approved the Company’s executive compensation (say on pay) with 96% of votes cast in support. Consequently, the Company’s 2014 compensation policies and decisions are consistent with the policies and decision-making criteria used last year. Please see the section below entitled “Executive Compensation Program – What are the compensation levels for 2014?” for additional information regarding the compensation decisions made this year.

Executive Compensation Program

What are the objectives of our executive compensation program?

The principle objectives of our executive compensation program are to sustain our talent pool by:

•	Paying for performance without encouraging inappropriate or excessive risk taking.

•	Aligning executives’ interests with shareholders’ interests.

•	Attracting, retaining and motivating talented executive leadership by programs that consider, but are not determined by, market practice.

What are the key elements of our 2013 executive compensation program?

The key elements for our NEOs’ 2013 compensation, including those elements that are set annually (noted with asterisk (*)) as to each NEO, are indicated in the following table. Each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement with the related table and/or discussion identified in the right-hand column below:

Compensation Element	Primary Purpose	Key Features	Cross-Reference to Other Compensation Tables
Base Salary*	Fixed level of cash compensation for performing executive responsibilities.	To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.	Summary Compensation Table

Annual Incentive Plan Award*	Reward both short-term financial performance and individual operating performance consistent with strategic objectives.	Target cash award opportunity based on a percent of salary, with payment based on fiscal year performance compared to a range of pre-established performance levels. Minimum Adjusted EPS is required, and the maximum payout opportunity is 200% of the target cash award value (subject to Compensation Committee’s right to reduce based on individual performance). Subject to forfeiture if violation of Code of Business Conduct.	Summary Compensation Table and Grants of Plan-Based Awards Table

Long-Term Performance Award*	Encourage continued high level, long-term performance and retention of talent.	Performance awards payable in cash and/or shares using pre-established metrics and a range of potential payout opportunities based on a three-year performance period, consisting of three separate annual performance periods and a cumulative performance period. Minimum Adjusted EPS for each performance period is required, and maximum payout opportunity is 200% of the target award(s) granted. Subject to clawback in the case of restatement due to malfeasance.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table

Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with cliff vesting (typically four years) based on service.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table

Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.	Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan, and opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan.	Summary Compensation Table and Retirement Plans – Pension Benefits Table and Non-Qualified Deferred Compensation Table.

Does the Committee use a compensation consultant?

The Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as the Committee’s independent compensation consultant. A representative of Meridian attended three of the Committee’s four meetings in 2013 and reports directly to the Committee. Among other matters, Meridian advises the Committee regarding:

•	Executive compensation practices and trends.

•	Best practices regarding short-term and long-term incentive plan design.

•	The appropriate mix and amounts for compensation elements to achieve Company objectives.

•	Shareholder perspectives and concerns related to executive compensation and Say on Pay recommendations.

•	Selecting the appropriate peer group and development of peer group data.

•	Compensation market values as a result of a detailed market study for key senior executives.

•	Technical developments and regulatory requirements impacting executive pay.

Additionally, in 2013, the Committee also engaged Towers Watson to provide comparative peer group data specific to the Chief Executive Officer role.

What is the role of management in determining compensation?

Our Chief Executive Officer assists the Committee by making compensation recommendations for a group of senior executives, including the other NEOs, after discussion with our Vice President, Total Rewards and our Senior Vice President and Chief Talent and Strategy Officer. The Chief Executive Officer’s recommended levels for base salary, annual incentive plan target awards, long-term performance awards and equity grants are provided to the Committee. In addition, the Chief Executive Officer’s relative value ranking for the other NEOs and the individual performance rating levels in connection with the prescribed Company-wide evaluation process are provided to the Committee.

In addition, based on our business plan and prior year performance, management develops the performance metrics, plan goals, and range of performance and payout levels to be used for our annual incentive plan awards and long-term performance awards and provides this information to the Committee for its review. Both our Chief Executive Officer and Senior Vice President and Chief Talent and Strategy Officer are present at the Committee’s first meeting of each year to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee. The Committee discusses these recommendations with the Chief Executive Officer and also meets in executive session. The Committee generally gives considerable weight to management’s recommendations but exercises its independent discretion to accept, reject or modify these recommendations.

Who evaluates the Chief Executive Officer’s performance?

Our Governance and Nominating Committee is responsible for evaluating our Chief Executive Officer’s performance and utilizes a formal evaluation process administered by the Senior Vice President and Chief Talent and Strategy Officer. This performance appraisal considers the Chief Executive Officer’s performance in the areas of organizational leadership, financial results, and board governance and includes a survey of all members of the board. When evaluating the Chief Executive Officer’s performance, the Governance and Nominating Committee meets in executive session without management present although other non-management members of the board are invited to participate in that committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Committee reviews and determines the Chief Executive Officer’s compensation in executive session.

What is the Committee’s process for setting executive compensation?

The Committee sets annual levels of the key compensation elements for the NEOs at the first meeting of each year when prior year financial results are known. However, consideration of peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begin several months earlier. Also, throughout the year, the Committee reviews overall structure and elements of compensation.

The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine appropriate executive compensation with most information provided by the Company’s Vice President, Total Rewards. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Committee also receives advice from its compensation consultants and utilizes other published compensation data. In connection with the first meeting of each year, management furnishes to the Committee supplemental historical information in tabular form for each of the NEOs, including historical salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership. Peer group median data and the range of recommended compensation from the peer group median are also provided.

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

•

For each NEO: prior years’ compensation levels; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives and personal contributions (based upon management reports); scope of responsibilities; internal pay relativity; long-term career goals; impact on the organization now and in the future, and, if applicable, anticipated retirement.

•

For the NEOs as a group: internal pay equity among the executive group with each NEO to have a significant portion of compensation be variable “at risk” pay tied to both short-term and long-term performance-based incentives and with a greater percentage of compensation being at risk as scope of responsibilities increase.

•

Peer group data at the median level compared to the current market value of each key element and the total package value (as described below). The Committee commissions a market study every few years; and survey data is used for comparison purposes.

•	Prior year Company financial performance and current stock price.

•

Number of shares available for grant under our incentive plan, a calculation of the current run rate for equity grants and the total “overhang” based on outstanding awards and dilution that would result from proposed awards.

•	The Company’s strategic direction and financial position, current year budget and projections.

•	Potential risk of the proposed award program.

•	Succession planning.

•	External factors, such as market conditions for a particular job or skill set or known changes in compensation practices of our competitors for talent.

•	The need to retain the Company’s key employees.

•	Our Chief Executive Officer’s recommendations and performance ratings.

In considering these factors, the Committee’s deliberations are necessarily fact specific and situational. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable. Nor does the Committee use a pre-established priority for these factors. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for developing a compensation program that is aligned with our business objectives and provide the right performance incentives.

For performance-based compensation elements, such as our annual incentive plan awards and long-term performance awards, the Committee reviews the performance metrics to be used as well as the plan goal and minimum and maximum levels used to establish the range of potential payouts. Although the Committee considers the performance goal levels within management’s operating plan, its focus in reviewing recommendations for annual incentive plan awards and long-term performance awards is to set performance levels that it believes promote Company growth without sacrificing quality of earnings. The Committee also considers both the metrics selected and plan goal levels as significant measures of executive efforts in managing the Company consistent with its business strategy and operating plans and in the best interests of shareholders.

How does the Company manage risk through its compensation program?

We believe that our compensation program discourages our executives from taking risks to achieve short-term benefits at the expense of long-term performance goals because our compensation program:

•	Provides a mix of fixed compensation (e.g., salary) versus variable or “at risk” compensation.

•	Strikes a balance between the use of short-term incentives and longer-term incentives.

•	Aligns executive management’s interests with those of our shareholders.

•	Uses incentives that are consistent with our short-term and longer-term strategic initiatives and that incorporate caps on payouts (generally 200% of target).

•	Uses multi-year performance vesting with respect to long-term performance awards and multi-year time vesting, which requires long-term commitment on the part of our executives.

•	Contains forfeiture provisions that apply if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct.

•	Grants to the Committee the right to exercise negative discretion to reduce annual incentive award payouts and long-term performance award payouts based on the quality of the Company’s earnings.

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Includes a clawback provision in long-term performance awards as a risk mitigator, providing that the Committee may require that any holder of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award.

•	Includes executive stock ownership guidelines.

How did the Committee set the NEOs’ compensation for 2013?

Overview.    To develop compensation packages for the NEOs for 2013, the Committee considered current and long-term compensation and used a market valuation analysis to review those elements that it reviews annually, namely the base salary, annual incentive plan award, long-term performance award, and equity award.

While neither management’s recommendations nor the Committee’s determinations are based on a specified pay mix allocation, the final pay mix approved for an individual executive and for the group is consistent with our objectives. To the extent the Committee considered peer group data when setting 2013 compensation, the Committee reviewed the data available for comparable positions at such peer companies for each of the NEOs.

Fiscal 2013 Compensation Analysis.    The Committee used competitive market data to enable comparison with peer group data and to assess relative compensation levels among key executives. The total target compensation level (which includes base salary at the approved annual level and the market value of other elements) for three out of the Company’s five NEOs is below market median, the target level for one NEO is approximately at market median and the target level for the remaining NEO is above market median.

Compensation Mix 2013.    Based on the target market valuations used by the Committee and set forth in the preceding table, the following graphs show percentage allocations for each NEO based on the particular compensation element. These charts facilitate a quick review of whether the allocations are consistent with the Committee’s objectives, such as by considering the annual/short-term versus long-term allocation, cash versus equity split, and fixed (salary) versus variable or “at risk” (annual incentive plan awards, long-term performance awards and equity awards). This data also reflects that the most senior executives with the greatest scope of job responsibilities have an increasing percentage of compensation that is performance-based rather than fixed with base salary representing no more than 40% of the assumed total target compensation opportunity for any NEO.

Base Salary.    In March 2013, the Committee determined that the NEOs and other executive officers of the Company, other than Ms. Sullivan and Mr. Ausick, would receive an average merit increase of 3% for 2013 in July of that year. This increase was consistent with base salary increases throughout the Company. Ms. Sullivan and Mr. Ausick each received a 9% increase in an effort to bring their base salaries closer to market median. As a result, the average NEO increase was 5.4%.

Annual Incentive Plan Award.    The annual incentive plan award is based upon a percentage of base salary. Based upon peer data presented to the Committee, the Committee determined that the annual incentive plan target award percentages for the NEOs were within a range of 21.3% below to 26.8% above the peer median percentage of salary. This wide variability is the result of the lack of direct comparability of roles between several of our NEOs and roles found in our peers.

In general, the Company has a corporate and governance plan for functional areas that are not directly revenue producing and plans for revenue producing divisions or business units. The NEOs that were measured against the corporate and governance plan were Ms. Sullivan and Messrs. Hammer and Koch. Messrs. Ausick and Friedman were measured against divisional plans. The plans are consistently structured, but employ different measures and targets. The plans determine the bonus payout pool. Thirty percent of an individual’s target award is dependent upon his/her individual performance objectives. The individual performance component of the annual incentive plan is based upon evaluation of the NEO’s performance against specific objectives for business and operational performance. The board of directors establishes the objectives of our CEO at the beginning of the year, and the CEO sets the objectives for the other NEOs. The 2013 objectives for our NEOs covered the following key areas of responsibility:

Individual Performance Objectives
Diane M. Sullivan	Financial objectives (specific to EPS, operating earnings, adjusted ROIC, and revenue goals), executing on the Company vision, strategic framework and portfolio realignment, developing executive leadership talent and driving cultural change initiatives.
Russell C. Hammer	Financial objectives (specific to EPS, operating earnings, adjusted ROIC, and revenue goals), developing executive financial talent, prioritizing key investments and driving strategy with the investment community.
Richard M. Ausick	Financial objectives (specific to revenue and operating profit of retail division), driving Omni-channel growth, inventory optimization, and focus on brand building and customer centric thinking.
Daniel R. Friedman	Financial objectives (specific to the Sourcing functions), driving value realization in the supply chain, and developing and executing on international strategy.
Douglas W. Koch	Financial objectives (specific to EPS, operating earnings, adjusted ROIC, revenue goals), driving strategy for talent readiness and executive succession plans, and execution of cultural change initiatives.

Corporate and Governance Plan

For the corporate and governance plan, the Committee uses Adjusted EPS (which is defined as consolidated diluted earnings per share, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric. The Committee uses Adjusted EPS because the Committee believes it is the performance measure most closely followed by shareholders and is a good indicator of annual operating performance for our industry. By allowing adjustments for special charges and recoveries, the Committee recognizes that certain items that are not indicative of the Company’s core operating results should be excluded for purposes of determining compensation. The second metric for the corporate and governance plan is the capital efficiency metric of Adjusted EBITDA as a Percentage of Average Net Assets. For purposes of this metric, EBITDA (defined as Earnings Before Interest, Taxes, Depreciation and Amortization for the period) is subject to adjustment to exclude special charges and recoveries. Average Net Assets is calculated as the average of each month-end balance for Net Assets during the period with Net Assets being calculated as the sum of working capital, property and equipment, net and capitalized software, net. This second metric for corporate and governance employees is referred to herein as “Adjusted EBITDA/Net Assets” and was selected because it is a commonly used metric for profitability that is closely associated with capital management and, therefore, captures whether the Company is improving earnings by using capital efficiently. The corporate and governance plan includes minimum levels of achievement for Adjusted EPS. In order to ensure alignment with the revenue producing units the corporate and governance plan has an added threshold of 85% of the consolidated net sales plan. The following table provides information about the range of performance levels and the potential payouts for the annual incentive plan awards for the NEOs in the corporate and governance plan approved by the Committee in March 2013:

Annual Corporate and Governance Incentive 2013 (1)

			Award Payout Percentage if Adjusted EBITDA/ Net Assets is:
	Adjusted EPS	Adjusted EPS Performance as a % of Plan Goal	Up to 22.5% (Plan Goal Less 10% or More)	32.5% (Plan Goal)	47.5% or More (Plan Goal Plus 15% or More)
Minimum Adjusted EPS Performance	$1.13	87%	30%	50%	75%
Adjusted EPS to Receive 100% Payout	$1.30	100%	80%	100%	125%
Adjusted EPS to Receive Maximum Payout	$1.70	131%	180%	200%	200%
Actual 2013 Adjusted EPS (2)	$1.41	108%	—	—	—

(1)	Applicable to Ms. Sullivan and Messrs. Hammer and Koch.

(2)	In March 2014, management presented its calculation of 2013 Adjusted EPS and Adjusted EBITDA/Average Net Assets, both of which excluded costs related to our exit of certain businesses and cost reductions, among other adjustments, made at the Committee’s discretion. Based on the levels achieved for Adjusted EPS, Adjusted EBITDA/Net Assets and Net Sales, the Committee determined that the 2013 annual incentive plan award for the corporate and governance plan would pay out at 128% of the target award. Additionally, net sales of $2,531 million exceeded the consolidated net sales threshold.

Division Plans

For the revenue producing units’ plans the Committee decided to use Adjusted Operating Earnings (OE) of the revenue producing unit (which is defined as operating earnings, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric. By allowing adjustments for special charges and recoveries, the Committee recognized that certain items that are not indicative of the reporting units’ core operating results should be excluded for purposes of determining compensation. In order to ensure alignment of the Company and the revenue producing units in achieving targets, the plans are designed to use Adjusted EPS as an additional primary metric to determine minimum to target payout. The business unit plans will utilize the lower of either Adjusted Operating Earnings or Adjusted EPS through target for determining payout; thereafter, divisional Adjusted Operating Earnings is the only primary metric. The second metric for the divisional plans is Net Sales. This second metric was selected because it is a commonly used metric for measuring revenue producing units’ performance. The Committee views the combination of sales and operating earnings performance as meaningful measures of the divisions’ contributions to the Company. The divisional plans include minimum levels of achievement on Adjusted EPS, Adjusted Operating Earnings and Net Sales in order to pay out. The following tables provide information about the range of performance levels and the potential payouts for the annual incentive plan awards for the NEOs in two of our revenue producing plans approved by the Committee in March 2013:

Annual Retail Division Incentive 2013 (1)

				Award Payout Percentage if Net Sales are:
	Adjusted EPS	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	Up to $1.47 Billion (95% of Plan Goal)	$1.54 Billion (Plan Goal)	$1.78 Billion or More (115% or More of Plan Goal)
Minimum Adjusted EPS/OE Performance	$1.13	$91.00	88%	30%	50%	75%
Adjusted EPS/OE to Receive 100% Payout	$1.30	$103.9	100%	80%	100%	125%
Adjusted OE to Receive Maximum Payout	n/a	$124.6	120%	180%	200%	200%
Actual 2013 Adjusted OE (2)	n/a	$107.1	103%	—	—	—

(1)	Applicable to Mr. Ausick.

(2)	In March 2014, management presented its calculation of 2013 Net Sales, and Adjusted EPS and Adjusted Operating Earnings, both of which excluded costs related to our business exit and cost reductions. Based on the levels achieved for Adjusted EPS, Adjusted Operating Earnings and Net Sales, the Committee determined that the 2013 annual incentive plan award for this division plan would pay out at 113% of the target award.

Annual Wholesale Division Incentive 2013 (1)

				Award Payout Percentage if Net Sales are:
	Adjusted EPS	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	Up to $0.90 Billion (95% of Plan Goal)	$0.94 Billion (Plan Goal)	$1.098 Billion or More (115% or More of Plan Goal)
Minimum Adjusted EPS/OE Performance	$1.13	$50.5	85%	30%	50%	75%
Adjusted EPS/OE to Receive 100% Payout	$1.30	$59.4	100%	80%	100%	125%
Adjusted OE to Receive Maximum Payout	n/a	$77.2	130%	180%	200%	200%
Actual 2013 Adjusted OE (2)	n/a	$58.0	98%	—	—	—

(1)	Applicable to Mr. Friedman.

(2)	In March 2014, management presented its calculation of 2013 Net Sales, and Adjusted EPS and Adjusted Operating Earnings, both of which excluded costs related to our business exit and cost reductions. Based on the levels achieved for Adjusted EPS, Adjusted Operating Earnings and Net Sales, the Committee determined that the annual incentive plan award for this division plan would be pay out at 94% of the target award.

For all plans, we use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. Additionally, the Committee included a forfeiture condition, which provides that the annual incentive award will be forfeitable if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct. In addition to Company or division financial performance, any payout is based, in part, on achievement of individual goals established in the regular course of our performance review process, and the Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings, but did not exercise that discretion.

Discretionary Bonus.    The Committee retains discretion to award bonuses to reward unique performance and to recognize specific individual achievement and contributions to the success of the Company For example, for fiscal 2013, the Committee awarded a one-time bonus to Ms. Sullivan of $300,000 in recognition of her successful leadership of the Company’s portfolio realignment initiatives, the overall direction and performance of the Company since assuming the role of Chief Executive Officer, and her succession to the position of Chairman of the Board.

Long-Term Compensation.

Process for Determining Long-term Compensation.    The Committee determined the target value for Ms. Sullivan’s 2013 long-term compensation would be allocated 60% to long-term performance awards and 40% to restricted stock awards. This determination was made by considering peer group market data, Ms. Sullivan’s experience and expertise and Company performance. The Committee determined that the target value of the long-term compensation of the NEOs other than Ms. Sullivan would be allocated 50% to long-term performance awards and 50% to restricted stock awards.

The Committee set target long-term compensation levels for the other NEOs as a percentage of Ms. Sullivan’s target level with consideration given to achieving internal pay equity among this group.

Long-Term Performance Award.    The Committee determined that the target value of the long-term performance awards for each NEO would be divided between performance share units (payable in cash) and long-term cash awards. Both the performance share units and long-term cash awards granted to each NEO would be subject to satisfying two Committee-approved performance metrics (i.e., Adjusted EPS and sales growth) over the performance period. The Committee believes the sales growth metric over the performance period is appropriate to ensure management remains focused on achieving our long-term growth strategy and Adjusted EPS is the appropriate metric to focus on sustained profitability.

The Committee believes the relative difficulty of achieving the performance levels above target represent a significant stretch in performance for the NEOs and as such should yield commensurate financial rewards. Over the last ten years, the Company’s long term incentive plan (“LTIP”) has only paid out three times; once at just above target and the other two times at 150% of target. To provide achievable yet challenging goals, the Committee approved a change in the design of the long term performance plan beginning with the 2013-2015 performance period. The plan is divided into four distinct measurement periods. If any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three year period, assuming the service period is met. To receive payment under the LTIP, NEOs must be employed by the Company at the time of payout. The value of each measurement period is equal to 25% for each annual period and 25% for the cumulative period.

The Committee approved the threshold payout opportunity at 0% and the maximum opportunity at 200%. This reflects the practice of our peer group and provides a robust incentive to our executives in keeping with the challenging long-term financial objectives set by the Committee. The Committee approved a payout range opportunity if the Company’s Adjusted EPS performance was within an approximate range of 70% to 120% of the established goal for Adjusted EPS for each performance period, in recognition of the difficulty of forecasting long-term. Depending on Sales Growth performance, the payout could be adjusted up or down by 25%, but in no instance greater than 200% of target. If achieved performance is less than 70% of the established target goal for Adjusted EPS, the NEOs would receive no payout under the performance awards. The Company uses interpolation to determine the exact payout percentage. As a result, there are multiple combinations of the metrics that could result in payment of the maximum of the target award.

When these goals were set, the Committee believed they would be difficult to meet and would require concentrated and sustained focus by the NEOs to improve earnings and drive growth. The Committee set the performance goal levels for this award after considering, and primarily based upon, the Company’s multi-year business plan.

A three-year performance period was used so that the NEOs would have overlapping performance awards (i.e., a new performance period starts at the beginning of our fiscal year). Additionally, this long-term award serves to attract, retain, and motivate our executives to build stockholder value over the life of the award and provides retentive value over the vesting term of the award.

The awards also include a clawback provision as a risk mitigator, providing that the Committee may require that any recipient of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award. The Committee also retains the right to exercise negative discretion to reduce any award payout based on the quality of the Company’s earnings.

Restricted Stock Awards.    In March 2013, we granted restricted stock awards to our NEOs with service-based cliff-vesting at the end of the fourth year. The Committee determined that grant levels for the NEOs are approximately 30% of the Chief Executive Officer’s grant level. The Committee based the amount of equity awards granted on a 3-month average share price rather than the current share price at the time of grant because the Committee believes it mitigates the fluctuation in the Company’s stock price. The Committee approved restricted stock grants for the NEOs in 2013 in amounts that had a current market value that was approximately equal to 50% of the total long-term compensation opportunity granted.

Prior to vesting, the holder receives dividends and has voting rights.

Although all of our NEOs except Mr. Hammer have outstanding stock options in connection with prior grants (see table of Outstanding Equity Awards at Fiscal Year-End), no stock options were awarded to NEOs in 2013.

Was there a payout on the 2011 long-term performance awards, which had a performance period ending with 2013?

No. The 2011 long-term performance awards, which had a performance period of 2011 to 2013, used cumulative Adjusted EPS as the primary metric and Adjusted EBITDA/Net Assets as the secondary metric. The minimum Adjusted EPS for any payout was set at $3.87, with different payout rates based on a range of Adjusted EBITDA/Net Assets. For this performance period, cumulative Adjusted EPS was $3.29, and Adjusted EBITDA/Net Assets was 29.5%. For this performance period, the Company’s adjusted EPS was below threshold and therefore no payout was made.

How does the Company provide NEOs with post-retirement income replacement?

To attract and retain employees, including NEOs, the Company maintains several plans that provide post-employment benefits:

Pension Plan.    We offer a broad-based tax-qualified defined benefit pension plan to substantially all employees. Participants who have completed five continuous years of employment with us are vested and earn the right to receive unreduced benefits upon retirement at age 65 or later and a reduced benefit upon retirement between the ages of 55 and 65. The benefit available increases with service and age.

Supplemental Executive Retirement Plan.    All of our NEOs participate in our Supplemental Executive Retirement Program (“SERP”) after completion of 12 months of continuous employment. The SERP is a non-qualified retirement plan that allows the participant to receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement income. We believe that change in control provisions are beneficial because they keep the executive focused and have particular significance for the SERP because it is an unfunded plan. For SERP participants with less than five years of service, the change in control provision results in an acceleration of benefits that otherwise would vest only after five years of service; for certain long-term participants, the change-in-control provision also results in enhanced retirement benefits. For further details on the SERP, see the discussion under “Executive Compensation – Retirement Plans – Supplemental Executive Retirement Plan (SERP)” below.

401(k) Savings Plan.    Substantially all of our salaried employees are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan, and we consider this to be a basic benefit. The Company partially matches employee contributions up to 6% of salary; and this matching contribution is not available to the employee until termination or retirement.

Deferred Compensation Plan.    The Company offers a non-qualified deferred compensation plan for a select group of employees, and the Committee has authorized deferral of up to 50% of base salary and up to 100% of annual incentive plan awards. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace.

Do we provide severance or change in control benefits to the NEOs?

For a limited group of executives, including our NEOs, we utilize executive severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. These executive severance agreements provide that in the event of a termination not related to a change of control, the NEO will receive payment of the current year’s annual incentive plan award based on satisfaction of plan performance goals, to be paid following completion of the performance period and pro-rated based on period of service; a cash severance payment of up to two times salary and the target annual incentive plan award; up to two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits.

The change in control benefits in the NEOs’ executive severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. For certain executives with legacy agreements, a modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination that are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

The principal purpose of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented so that the executives can guide the Company through the completion of the transaction or still serve the Company should the transaction not be completed.

While we believe that change in control benefits and our executive severance agreements are important to our overall compensation package, the Committee does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

Which perquisites do the NEOs receive?

Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 7 to that table. The perquisites provided to our NEOs and which are not otherwise available to all employees are described below:

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Personal Use of the Company Plane:    Our NEOs are authorized to use the Company’s plane for personal use subject to availability and prior approval of our Chief Executive Officer. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service.

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Executive Disability:    Our NEOs and certain other executives are provided the option to purchase at their expense additional disability insurance that potentially covers base salary reimbursement as a supplement to the coverage of the general Company sponsored plan.

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Financial and Tax Planning Services:    Our Chief Executive Officer, is reimbursed up to $25,000, our Chief Financial Officer is reimbursed up to $20,000 and all other NEOs and certain other executives are reimbursed up to $5,000, for financial planning and tax assistance services to ensure accurate reporting of equity award compensation and develop a plan to comply with stock ownership guidelines.

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Club Membership:    Our NEOs and a limited number of other executives are provided with club memberships to provide access to private facilities for business purposes. Total personal usage may not to exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata assessment of membership dues.

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Relocation:    We provide relocation assistance to associates who are required to move to join the Company or are requested to move by the Company. All relocated associates receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels. In some instances, relocation assistance includes the cost of commuting.

Which market or peer group data was used to evaluate compensation?

Every few years, the Committee has directed its independent compensation consultant to prepare a market study with peer group information, reflecting selective job-by-job comparative market data to a peer group. We consider our peers to include primarily public footwear and retail businesses of similar size and net sales with which the Company competes for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis) and, for particular positions within the comparator companies, whether there was an appropriate job position for comparison.

At the Committee’s request, Meridian prepared a market study to be used in the consideration of 2013 compensation for the NEOs. The peer group used for the 2013 study was proposed by Meridian and reviewed by management. The 2013 peer group for comparison purposes included 24 similarly sized footwear and retail companies (median sales of $2.464 billion, median market cap of $2.521 billion, median enterprise value of $1.982 billion, and median of 20,100 employees). A representative of Meridian attended the Committee’s meeting to present the study and review compensation trends and developments, including new trends and significant changes then being considered by other companies and discussed by compensation professionals. The peer group used by the Committee for compensation decisions for 2013 is set forth below:

Abercrombie & Fitch Aeropostale, Inc. American Eagle Outfitters Inc. Ann Inc. Ascena Retail Group, Inc. Bon-Ton Stores Chicos Fashion, Inc. Dillard’s, Inc.	DSW, Inc. Express, Inc. Finish Line Inc. Foot Locker Inc. Genesco Inc. Guess, Inc. Jones Group Inc. L.L. Bean	Steve Madden, Ltd. Pier 1 Imports PVH Corporation Shoe Carnival Inc. Skechers USA Inc. Stage Stores, Inc. Urban Outfitters, Inc. Wolverine World Wide, Inc.

Does the Company have an anti-hedging policy?

Yes. The Company prohibits the Company’s directors and executive officers from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The Company expects that the policy will also discourage all other employees from entering into hedging transactions related to the Company’s stock.

Does the Company have an anti-pledging policy?

Yes. The Company’s Insider Trading Policy specifies that the Company’s directors and executive officers should not place Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

Do we have stock ownership requirements for our NEOs?

Yes. The Committee has implemented stock ownership guidelines for certain executives, including our NEOs. Within a five-year period from adoption of the guidelines or commencement of employment, or within three years after an executive subject to these guidelines is promoted with a resulting change of guideline level, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

Position	Individual	Guideline Requirement
Chief Executive Officer	Diane M. Sullivan	6 x base salary
Chief Financial Officer	Russell C. Hammer	3 x base salary
Division President – Retail	Richard M. Ausick	3 x base salary
Division President – Global Supply Chain	Daniel R. Friedman	2 x base salary
Senior Vice President and Chief Talent and Strategy Officer	Douglas W. Koch	2 x base salary

The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Based on a stock price of $17.75 (which was based upon a three month average and which was used to determine 2013 equity award levels), each of the NEOs subject to the minimum ownership guidelines was in compliance for 2013.

What is the Committee’s practice for making equity grants?

The Committee grants equity awards primarily as part of its annual compensation review process. The Committee approved a practice for establishing the grant date for equity grants. Under this practice, the Committee makes annual awards of equity during the first quarter of each fiscal year, normally in advance of the annual earnings release, with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee, the board of directors or the CEO (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under (i) or (ii) above would not fall within an “open window” trading period, then such award will be granted with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results.

Similarly, if the Committee, the board of directors or the CEO (as appropriate) makes special awards for new hires, retention, promotions and special recognition during an “open window” trading period then the effective grant date will be the date of the grant. But, if the Committee, the board of directors or the CEO (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results. The exercise price for stock options is the fair market value of our stock (average of high and low prices) on the grant date.

By making grants during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such grants, both in the aggregate and with respect to individual executives. Additionally, by making the awards during the first quarter, such grants are coordinated with the annual bonus awards. Although our incentive stock plan specifies that our CEO is authorized to grant individual equity awards up to 50,000 shares in any given year, since 2006 our CEOs have chosen not to rely on that authorization and instead have presented all recommended awards to the Committee, including new hires and promotions. Our incentive and stock compensation plan prohibits re-pricing of stock options.

What are the compensation levels for 2014?

In March 2014, the Committee reviewed the Company’s executive compensation, including the metrics and targets used in calculating the performance-based elements of the compensation mix. In making its executive compensation decisions, the Committee considered both the Company’s performance in 2013 and the Company’s executive compensation objectives and philosophy described above under “Executive Summary – Executive Compensation Objectives and Philosophy.” The Committee made the following determinations with respect to 2014 compensation:

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The Committee approved a 4.24% total average increase in the base salary of our NEOs. Ms. Sullivan’s increase was 11.1% in recognition of her additional responsibilities as Chairman of the Board and to bring her base salary more in line with our peer group. Excluding Ms. Sullivan’s increase, the average increase in the base salaries of our NEOs was 3.55%.

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The Company will use adjusted EPS and adjusted EBITDA as a percentage of net assets as metrics for the annual incentive plan awards with the inclusion of a sales threshold for the corporate and governance plan. For revenue producing units, the Company will continue to use adjusted Operating Earnings (OE) and adjusted EPS as the primary metrics, and use Net Sales as a secondary metric. These metrics will incent executives to maximize profits and focus on growing the business. Additionally, plans for Division presidents will be modified to be weighted 70% for their respective division plans and 30% for corporate and governance results. They will continue to have 30% of their overall awards at risk based upon achievement of individual objectives. Ms. Sullivan’s annual incentive plan target award was increased to 125% of her base salary in recognition of her added responsibilities as Chairman of the Board and to bring her annual incentive award essentially to the median of our peer group.

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The Committee approved the long term performance award design for 2014-2016 consistent with the design for the 2013-2015 plan such that it will be divided into four distinct measurement periods. The Company will use adjusted EPS as the first metric and sales growth as the second metric to ensure that the Company’s long-term focus is on growing its business.

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For the long-term performance awards granted in 2014, the Committee approved a threshold payout opportunity of 30% (based upon achieving a threshold EPS goal) and a maximum payout opportunity of 200% for each performance period. This reflects the Committee’s desire to align our long term performance award opportunity with those of our peer group. This also provides a greater incentive to our executives for achieving challenging long-term financial objectives.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The Committee believes executive compensation programs should serve to achieve that objective while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1,000,000 limitation on the deduction an employer may claim for compensation of executive officers unless the compensation is performance-based. Both the annual incentive plan awards and the long-term performance awards are designed to use performance measures identified in the Incentive and Stock Compensation Plan of 2011, which has been approved by shareholders. In connection with the Committee’s approval of the incentive awards granted in 2013, the Committee selected metrics identified in the plans so that the issuance of shares or cash pursuant to those plans would comply with the Section 162(m) exception for performance-based compensation. With respect to restricted stock, the Company is able to take a deduction when the restriction for the applicable shares lapses provided the non-performance based compensation is less than the Section 162(m) limitations.

In 2013, non-performance-based compensation exceeded the annual $1,000,000 limitation under Section 162(m) as follows: for Ms. Sullivan by $821,056 and for Mr. Ausick by $21,063. As such, the Company was not able to deduct those excess amounts for tax purposes. The Committee considers it important to retain flexibility to design compensation programs that are in the best interest of the Company and the shareholders and therefore may approve payments of compensation to our NEOs that are not deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Compensation Committee

W. Patrick McGinnis, Chair

Patricia G. McGinnis

Michael F. Neidorff

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table shows the compensation paid for 2013 to Ms. Sullivan, Mr. Hammer and the other three most highly-compensated executive officers who were serving as executive officers as of February 2, 2014 (our “NEOs”). Additional information for 2011 and 2012 is provided for these NEOs who were also NEOs for those years. The Company has entered into an executive severance agreement with each NEO which provides for payments upon certain termination events and includes a non-compete covenant by the NEO.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)(8)	Total
Diane M. Sullivan	2013	$900,000	$300,000	$1,374,620	$1,064,462	$309,776	$187,702	$4,136,560
Chief Executive	2012	825,000		1,038,488	1,019,932	416,255	292,013	3,591,688
Officer, President and Chairman of the Board	2011	800,000		1,271,625	743,175	417,839	165,797	3,398,436
Russell C. Hammer	2013	489,250		447,525	433,600	111,140	116,088	1,597,603
Senior Vice President and Chief Financial Officer	2012	283,173	500,000	1,272,614	249,316	—	85,379	2,390,482
Richard M. Ausick	2013	600,000		663,000	397,278	105,185	11,373	1,776,836
Division President –	2012	550,000	7,678	286,875	515,020	255,034	54,961	1,669,568
Retail	2011	516,923		418,000	371,588	410,090	42,817	1,759,418
Daniel R. Friedman	2013	434,418		272,000	221,819	29,172	6,797	964,206
Division President – Global Supply Chain	2012	421,765	100,000	229,500	76,017	74,644	29,181	931,100
Douglas W. Koch	2013	424,360		317,900	322,363	26,764	14,520	1,105,907
Senior Vice President	2012	412,000		286,875	369,701	101,761	37,057	1,207,394
and Chief Talent and Strategy Officer	2011	397,885		494,000	371,588	272,741	36,346	1,572,560

(1)	Ms. Sullivan commenced serving as the Chief Executive Officer on May 26, 2011. Mr. Hammer commenced serving as the Senior Vice President and Chief Financial Officer on June 11, 2012.

(2)	Amounts in this column may include cash amounts that were deferred pursuant to our deferred compensation plan and which are reported in the Non-Qualified Deferred Compensation Table.

(3)	Ms. Sullivan received a one-time $300,000 bonus in recognition of her successful leadership of the Company’s portfolio realignment initiatives, the overall direction and performance of the Company since assuming the role of Chief Executive Officer and her succession to the position of Chairman of the Board as of February 2, 2014. Amounts in this column also include a sign-on bonus for Mr. Hammer at time of hire and cash payments that were paid as discretionary bonuses to Messrs. Ausick and Friedman for fiscal 2012. Mr. Ausick received $7,678 as a discretionary bonus (in addition to the amount earned under his division plan) to reflect his overall leadership of one of his divisions that narrowly missed its 2012 goal due to unique events outside of the division’s operational control. Mr. Friedman received a discretionary bonus of $100,000 in recognition of his change leadership in 2012.

(4)

Amounts in this column reflect, for each year presented, the aggregate grant date fair value for awards of restricted stock and long-term performance units computed in accordance with FASB Accounting Standards Codification Topic 718 without regard to potential forfeitures and do not correspond to the actual value that will be realized by the NEOs. Grant date fair value has been determined by multiplying the average of the high and low prices of our stock on the date of grant by the number of restricted shares granted and by the number of performance units granted, each as estimated by management at the time of grant as being probable of payout at target level. See Note 15 to our audited financial statements on Form 10-K. The aggregate grant date fair value of the performance awards granted during the respective performance periods of 2013, 2012 and 2011 at maximum payout would be as follows: Ms. Sullivan — $910,350; $415,395; $518,700; Mr. Hammer — $223,550; 194,889; n/a; Mr. Ausick — $408,000; $114,750; $228,000; Mr. Friedman — $136,000; $91,800; n/a; and Mr. Koch — $159,800; $114,750; $228,000. The long-term performance awards are also described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013? – Long-Term Compensation.”

(5)	The Non-Equity Incentive Plan Compensation column includes the actual amount paid in March 2014 for the annual incentive plan awards approved in March 2013. The annual incentive awards are described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013? – Annual Incentive Plan Awards.” The Non-Equity Incentive Plan Compensation column also reflects the cash portion of the long-term performance awards earned at the end of 2013 and paid in 2014. The prior years’ amounts have been revised to reflect this current presentation. The long-term incentive awards are described in the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013? – Annual Incentive Plan Award.”

(6)	The NEOs participate in the Company’s qualified defined benefit pension plan and a non-qualified, unfunded SERP upon completion of twelve months of service and are eligible to participate in a non-qualified deferred compensation plan. Neither the SERP nor the non-qualified deferred compensation plan pays “above market” interest on amounts deferred.

The amounts reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are an estimate of the increase in the actuarial present value of the age 65 retirement accrued benefit under the Company’s tax-qualified pension plan that covers all employees and of the accrued benefit commencing at the earliest age that an unreduced benefit is available under the SERP. The change in actuarial value reflects an increase in value due to an additional year of credited service, an increase in compensation level, an increase in the participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For 2013, see the notes to the Pension Benefits Table for additional information regarding assumptions used in this calculation.

(7)	“All Other Compensation” reflects the Company’s incremental cost to provide the following benefits:

Name	Company 401(k) Plan Match	Financial and Tax Planning Services	Personal Use of Company Aircraft(a)	Other(b)	Total
Diane M. Sullivan	$9,228	$—	$178,474	$—	$187,702
Russell C. Hammer	10,499	12,000	57,527	36,062	116,088
Richard M. Ausick	9,127	2,246	—	—	11,373
Daniel R. Friedman	6,412	385	—	—	6,797
Douglas W. Koch	8,975	3,430	—	2,115	14,520

(a)

The incremental cost to the Company of personal use of the Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance (including major maintenance), on-board catering, landing/ramp fees, crew travel expenses, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to determine an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use (including additional miles for “dead-head” flights when the aircraft returns empty) to derive the incremental cost for personal miles flown, which is then increased by the Company’s lost tax deduction for these flights. This total is then divided by the number of personal miles flown to determine an “all-in” variable cost per mile and a total variable cost for each NEO based on miles flown. This methodology excludes fixed costs that do not change based on usage, such as pilots’

salaries, lease cost of the plane, and non-trip related hangar expenses. As this calculation method includes the variable costs for the miles flown, it is not affected by the number of passengers on the flight. Personal use of the Company aircraft is included on the executive’s W-2 as taxable compensation using the Standard Industry Fare Level (“SIFL”) published by the Internal Revenue Service for each passenger, which is lower than the Company’s full actual cost as reflected in the table above. For 2013, taxable compensation for personal use of corporate aircraft reported on form W-2 was as follows: Ms. Sullivan — $26,370, Mr. Hammer — $8,842, Mr. Ausick — $3,623, Mr. Friedman — $0, and Mr. Koch — $0. As a result, the Company’s tax deductions on its federal tax return are limited to the SIFL rate, and the Company foregoes the benefit of a tax deduction on the difference. Mr. Ausick’s travel reported on his W-2 occurred in our fiscal 2012 and is therefore not reflected in the table above. On certain occasions, a NEO’s spouse or other family members may accompany an executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. In addition, use of Company aircraft to attend industry-related meetings and board meetings of certain charitable organizations that have been approved in advance by the board as being related to the Company’s business is not deemed to be personal use for purposes of this table or for tax purposes.

(b)	Amount includes matches of charitable giving to institutions of higher education and arts and cultural organizations. Incremental costs for personal use of club memberships are paid directly by the NEO and are not included herein. Also included in this column are the costs of commuting for Mr. Hammer.

(8)	In addition to the personal benefits identified in Note 7, our NEOs are eligible to receive standard health and welfare benefits available to all employees, which benefits are not reflected in this table. The Company also purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, there is no aggregate incremental cost to us when a NEO uses these tickets for personal purposes.

Grants of Plan-Based Awards

The Committee generally grants awards under its incentive and stock compensation plan at its first meeting of each year in connection with its review of executives’ performance during the previous year. For new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to the Incentive and Stock Compensation Plan of 2011, the Committee granted both cash and equity incentive awards during 2013, consisting of the annual incentive plan awards, the long-term performance awards and time-vested restricted stock. Information about the 2013 annual incentive plan awards is included within the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013 – Annual Incentive Plan Compensation?” Additional information about plan-based awards granted in 2013 is included within the CD&A under the caption “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013 – Long-Term Compensation?” The following table provides information with respect to awards granted to the NEOs during the past year under the Incentive and Stock Compensation Plan of 2011:

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)(4)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name/Award	Grant Date(1)	Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Diane M. Sullivan
Annual Incentive		3/14/2013	$450,000	$900,000	$1,800,000
3 Year Perf. Award	3/19/2013	3/14/2013	0	964,800	1,929,600	0	26,775	53,550		$455,175
Restricted Stock	3/19/2013	3/14/2013							54,085	919,445
Russell C. Hammer
Annual Incentive		3/14/2013	171,238	342,475	684,950
3 Year Perf. Award	3/19/2013	3/14/2013	0	233,350	466,700	0	6,575	13,150		111,775
Restricted Stock	3/19/2013	3/14/2013							19,750	335,750
Richard M. Ausick
Annual Incentive		3/14/2013	210,000	420,000	840,000
3 Year Perf. Award	3/19/2013	3/14/2013	0	426,000	852,000	0	12,000	24,000		204,000
Restricted Stock	3/19/2013	3/14/2013							27,000	459,000
Daniel R. Friedman
Annual Incentive		3/14/2013	119,465	238,930	477,860
3 Year Perf. Award	3/19/2013	3/14/2013	0	141,500	283,000	0	4,000	8,000		68,000
Restricted Stock	31/9/2013	3/14/2013							12,000	204,000
Douglas W. Koch
Annual Incentive		3/14/2013	127,308	254,616	509,232
3 Year Perf. Award	3/19/2013	3/14/2013	0	167,000	334,000	0	4,700	9,400		79,900
Restricted Stock	3/19/2013	3/14/2013							14,000	238,000

(1)	The grant date is the date the award was actually granted.

(2)	The approval date is the date that the Committee approved the award.

(3)	These columns show the range of cash payouts under the annual incentive plan award for 2013. For NEOs included in the corporate and governance plan, the payouts are based in part on the level of Adjusted EPS achieved with the achievement level of Adjusted EBITDA/Net Assets potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). For NEOs included in a division plan, the payouts are based in part on the level of Adjusted Operating Earnings and Adjusted EPS achieved with the achievement level of Net Sales potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). To the extent the Company’s performance exceeds the minimum performance Adjusted EPS level and Net Sales, for NEOs in the corporate and governance plan, and Adjusted EPS, Adjusted Operating Earnings and Net Sales for those NEOs in division plans, the award is payable at a minimum of 30% of the target award amount; and the maximum payout is 200% of the target award amount. Payout of these awards also considers achievement of the NEO’s personal objectives. See section entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013? – Annual Incentive Plan Awards” in the CD&A. The amounts set forth in this table were based on the NEO’s base salary in effect at the date of grant although payment of the earned award (as shown in the Summary compensation Table) was based on the NEO’s salary in effect during the year.

(4)

These columns show the range of cash payouts under the long-term performance awards granted in 2013 with respect to the performance period of 2013 to 2015. The plan is divided into four distinct measurement periods, three annual periods and one cumulative period; each having equal weight. To the extent the Company’s performance exceeds the minimum performance criteria (being Adjusted EPS in each of the annual periods with a cumulative Adjusted EPS amount of greater than $3.15), the total award will begin to payout, as the threshold is set at 0% of target. To have payout at the target amount of cash awarded, in most instances, cumulative Adjusted EPS must be at least $4.50. Payout of the awards is also dependent on performance achieved for the second metric, net sales growth. This metric works to adjust the award up or down by up to 25%, but in no instance greater than 200% of target, for each of the individual measurement periods. Also, in each measurement period, a minimum threshold of Adjusted EPS must be achieved. If the performance plan’s financial goals are achieved in any measurement period, that amount is earned and “banked” for payment at the end of the three year period, assuming the service period is met. This award is subject to a clawback as well as the exercise of the Committee’s negative discretion to reduce any award payout based on the quality of the Company’s earnings. See section entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013? – Long-Term Compensation” in the CD&A.

(5)	These columns show the range of unit payouts under the long-term performance awards granted in 2013 with respect to the performance period of 2013 to 2015. The plan is divided into four distinct measurement periods, three annual periods and one cumulative period; each having equal weight. To the extent the Company’s performance exceeds the minimum performance criteria (being Adjusted EPS in each of the annual periods with a cumulative Adjusted EPS amount of greater than $3.15), the total award will begin to payout, as the threshold is set at 0% of target. To have payout at the target amount of units awarded, in most instances, cumulative Adjusted EPS must be at least $4.50. Payout of the awards is also dependent on performance achieved for the second metric, net sales growth. This metric works to adjust the award up or down by up to 25%, but in no instance greater than 200% of target, for each of the individual measurement periods. Also, a minimum threshold of Adjusted EPS must be achieved in each measurement period. If the performance plan’s financial goals are achieved in any measurement period, that amount is earned and “banked” for payment at the end of the three year period, assuming the service period is met. This award is subject to a clawback as well as the exercise of the Committee’s negative discretion to reduce any award payout based on the quality of the Company’s earnings. See section entitled “Executive Compensation Program – How did the Committee set the NEOs’ compensation for 2013? – Long-Term Compensation” in the CD&A.

(6)	The restricted stock grants cliff vest at four years from the grant date. Dividends are paid on shares of restricted stock, when and if declared payable, at the same rate as paid to all shareholders.

(7)	Grant date fair value for awards is calculated as follows: (a) for restricted stock, by multiplying the number of shares granted by the average of the high and low price of the Company’s stock on the grant date (which was $17.00 on March 19, 2013 for all grants to the NEOs) and (b) for long-term performance shares, by multiplying the target number of performance shares by the average of the high and low price of the Company’s stock on the grant date ($17.00 on March 19, 2013 for all grants to the NEOs). This value does not reflect estimated forfeitures or awards actually forfeited during the year; none of these awards were forfeited by the NEOs during the year. This column does not include the value of any cash payouts under the long-term performance awards granted in 2013. This column does not include the value of any stock options as none were issued to the NEOs in 2013.

The actual value, if any, to be realizable on the performance share awards will depend on both the number of units issued at the end of the performance period (based on Company performance) and the market price of the stock on the date the units are issued. The actual value realizable by the executive with respect to a grant of restricted stock will depend on the market value of the shares when the executive sells the shares following the lapse of restrictions.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options, restricted stock (non-vested) and performance share awards (“Perf”) held by the NEOs as of February 1, 2014, our fiscal year-end, and includes a column for current market value for these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan
Name	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Diane M. Sullivan	3/3/2005	45,000		14.91	3/3/2015
	3/2/2006	22,500		21.20	3/2/2016
	3/4/2010	37,500	12,500	13.99	3/4/2020	41,000	970,880
	3/3/2011					45,500	1,077,440
	5/26/2011					22,500	532,800
	3/9/2012					90,500	2,143,040
	3/19/2013					54,085	1,280,733
	Perf 2011-13							0	0
	Perf 2012-14							45,250	1,071,520
	Perf 2013-15							53,550	1,268,064

Total		105,000	12,500			253,585	6,004,893	98,800	2,339,584
Russell C. Hammer	6/11/2012					83,863	1,985,876
	3/19/2013					19,750	467,680
	Perf 2012-14							16,700	395,456
	Perf 2013-15							13,150	311,392

Total						103,613	2,453,556	29,850	706,848
Richard M. Ausick	3/4/2004	16,874		17.34	3/4/2014
	3/3/2005	16,876		14.91	3/3/2015
	3/2/2006	6,750		21.20	3/2/2016
	8/22/2006	7,500		21.41	8/22/2016
	3/8/2007	5,999		35.25	3/8/2017
	3/5/2008	2,500		15.20	3/5/2018
	3/4/2010					20,000	473,600
	3/3/2011					17,500	414,400
	3/9/2012					25,000	592,000
	3/19/2013					27,000	639,360
	Perf 2011-13							0	0
	Perf 2012-14							12,500	296,000
	Perf 2013-15							24,000	568,320

Total		56,499				89,500	2,119,360	36,500	864,320
Daniel R. Friedman	8/22/2006	7,500		21.41	8/22/2016
	3/8/2007	1,500		35.25	3/8/2017
	3/5/2008	5,000		15.20	3/5/2018
	3/4/2009		10,000	3.33	3/4/2019
	3/4/2010					20,000	473,600
	3/3/2011					17,500	414,400
	3/9/2012					20,000	473,600
	3/19/2013					12,000	284,160
	Perf 2011-13							0	0
	Perf 2012-14							10,000	236,800
	Perf 2013-15							8,000	189,440

Total		14,000	10,000			69,500	1,645,760	18,000	426,240

	Option Awards					Stock Awards
								Equity Incentive Plan
Name	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Douglas W. Koch	3/4/2004	8,438		17.34	3/4/2014
	3/3/2005	9,282		14.91	3/3/2015
	5/26/2005	5,626		15.14	5/26/2015
	3/8/2007	5,999		35.25	3/8/2017
	3/4/2010					21,000	497,280
	3/3/2011					22,500	532,800
	3/9/2012					25,000	592,000
	3/19/2013					14,000	331,520
	Perf 2011-13							0	0
	Perf 2012-14							12,500	296,000
	Perf 2013-15							9,400	222,592

Total		29,345				82,500	1,953,600	21,900	518,592

(1)	All stock options listed in the table have a term expiring ten years after the grant date and vest based on service. Options vest at a rate of 25% on each anniversary of the grant date over four years, except the 3/4/2009 options granted to Mr. Friedman which have a ten year term and vest in nine installments over the term.

(2)	The stock option exercise price is based on the average of the high and low price for the Company’s stock on the grant date.

(3)	Grants of restricted stock made between 2010 through 2013 cliff vest on the fourth anniversary of the grant date or vest 25% annually. Subject to earlier forfeiture or accelerated vesting, unvested restricted stock outstanding on February 1, 2014 will vest (or have vested) as follows:

Grant Date	Vesting Schedule
3/4/2010	100% on 3/4/2014
3/3/2011	100% on 3/3/2015
5/26/2011	100% on 5/26/2015
3/9/2012	100% on 3/9/2016
6/11/2012	Specific to Mr. Hammer: consists of two awards which vest as follows: 33,350 shares of restricted stock which vests 100% on 6/11/2016, and 67,350 shares of restricted stock which vests 25% annually through 6/11/2016
3/19/2013	100% on 3/19/2017

(4)	The fiscal year-end market value of unvested restricted stock or units is calculated by multiplying the number of unvested shares by $23.68, the closing price for our stock at January 31, 2014, the last trading day of 2013.

(5)	Performance share awards granted in 2011, 2012 and 2013 do not vest until completion of the performance period, and the amount ultimately earned depends on whether we have met applicable performance criteria. The 2011-2013 award is payable in a combination of shares and cash at a maximum of 150% of target while the 2012-2014 and 2013-2015 awards are both payable in cash and share units, payable in cash, at a maximum of 200% of target.

In preparing our 2013 consolidated financial statements, our best estimate of the probable payout on the 2011-2013 performance awards was 0%. The 2012-2014 and 2013-2015 performance awards are estimated above target resulting in the amount above stated at maximum payout. The potential payout value has been calculated by multiplying the year-end unearned award units by $23.68, the closing price of our stock on January 31, 2014, the last trading day of 2013.

Option Exercises and Stock Vested

The following table shows information regarding stock options exercised and vesting of restricted stock and performance shares or units during 2013, and the Value Realized on Vesting is calculated prior to payment of applicable withholding tax.

Option Exercises and Stock Vested

	Stock Option Awards		Stock Awards
			Number of Shares Acquired on Vesting
	Number of Shares Acquired on Exercise
Name		Value Realized on Exercise	Restricted Stock	Performance Shares or Units	Value Realized On Vesting(1)
Diane M. Sullivan	112,500	$976,253	51,000	—	$840,990
	—	—	—	13,298	242,689
Russell C. Hammer	—	—	16,837	—	365,700
Richard M. Ausick	5,625	28,537	25,000	—	412,250
	—	—	—	6,206	113,260
Daniel R. Friedman	8,000	146,720	15,500	—	255,595
	—	—	—	6,206	113,260
Douglas W. Koch	1,406	7,133	25,000	—	412,250
	—	—	—	6,797	124,045

(1)	The values shown for restricted stock were calculated by multiplying the number of shares vested by the average of the high and low prices of our stock on the vesting date. The values shown for long-term performance shares or units were calculated by multiplying the number of shares or units earned by the average of the high and low prices of our stock on the date the performance plan was approved for payout by the Compensation Committee. The value realized has not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

Retirement Plans

Pension Plan

All salaried employees, including our NEOs, are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan (“Pension Plan”) after 12 months of employment, working at least 1,000 hours and the attainment of 21 years of age. Plan participants who have completed five continuous years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. If the plan participant retires between the ages of 55 and 65 after at least 10 years of service, he or she is eligible for a subsidized monthly early retirement pension that is reduced 1/15 for each of the first five years and 1/30 for each of the next five years that commencement of payment precedes age 65. The early retirement benefit is not subsidized if the participant has not completed 10 years of service but is actuarially reduced to reflect payment prior to age 65. Of our NEOs, Ms. Sullivan, Mr. Ausick and Mr. Koch are eligible for the subsidized early retirement benefit under the Pension Plan.

The amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service. Generally, a participant receives credit for one year of service for each 365 days of employment as an eligible employee with the Company, up to 35 years. A service credit of 0.825% is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average salary during those five years that exceeds said level. Annual earnings covered by the Pension Plan consist of salary, wages, commissions, overtime pay, foreign service premiums, bonuses paid under a formal bonus program, contributions to a nonqualified deferred compensation plan, employee contributions to a Section 125 cafeteria plan and employee deferrals to a 401(k) saving plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($255,000 in 2013)).

The accumulated benefit a participant earns under the Pension Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, joint and survivor annuity, ten year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All optional forms of benefit are equal to the single life annuity adjusted by plan-specified actuarial equivalence factors.

Supplemental Executive Retirement Plan (SERP)

Certain key management employees who are participants in the Pension Plan, including the NEOs, are also eligible to participate in the SERP. The purpose of the SERP is to provide benefits to certain highly paid Pension Plan participants whose benefits under the Pension Plan are adversely affected by benefit limitations imposed by the Internal Revenue Code. More specifically, the Internal Revenue Code limits the amount that may be paid from the Pension Plan ($205,000 in 2013) to an individual and the amount of pay that can be used to calculate the Pension Plan benefit ($255,000 in 2013). For this reason, the Company maintains the SERP to restore benefits lost under the Pension Plan due to qualified plan limitations imposed by the Internal Revenue Code. In general, the SERP provides eligible employees a lump sum benefit actuarially equivalent to the difference between the amount payable under the Pension Plan and the amount they would have received under the Pension Plan without regard to the limits described above. The SERP is unfunded and all payments are made from general assets. Accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

SERP participants that entered the plan prior to January 1, 2006 (“Grandfathered Participants”) receive certain enhanced benefits, including: (i) an increased service credit rate (1.465% instead of 1.425%), (ii) an unreduced early retirement benefit at age 60, provided the participant has at least ten years of service, and (iii) an increased death benefit (75%, in the event of death prior to age 55, or 100% in the event of death after age 55 instead of 50%). Ms. Sullivan and Messrs. Ausick and Koch are Grandfathered Participants and eligible for enhanced benefits described above. Messrs. Ausick and Koch are currently eligible for a subsidized early retirement benefit but Ms. Sullivan is not (though she is eligible to retire immediately).

Upon a change in control, all vesting requirements are waived and SERP participants receive an actuarially equivalent lump sum as if they retired on the effective date of the change in control. Participants that have not attained age 55 (age 60 for Grandfathered Participants) as of the change in control will receive an actuarial equivalent lump sum based on the full benefit that would have been payable if the participant retired at age 55 (age 60 for Grandfathered Participants), actuarially reduced to reflect the participant’s age at the time of the change in control. Change in control benefits are paid within 30 days after the change in control regardless of whether the participant remains employed. Pursuant to certain severance agreements, if a participant terminates employment after a change in control, the participant will be credited with up to three additional years of service under the SERP. The definition of a “change in control” for purposes of the SERP is the same as the definition in the executive severance agreements, described in the section “Payments on Termination and Change in Control.”

Pension Benefits Table

The table below quantifies the present value of the future benefits payable under the Company’s two defined benefit pension plans (the Pension Plan and the SERP) for the NEOs as of February 1, 2014.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(#)(3)	Present Value of Accumulated Benefit($)		Payments During Last Fiscal Year($)
Diane M. Sullivan(4)	Pension Plan	10	$272,503	(1)	$—
	SERP	10	1,964,074	(2)	—
Russell C. Hammer	Pension Plan	1	39,974	(1)	—
	SERP	1	71,166	(2)	—
Richard M. Ausick(4)	Pension Plan	12	353,358	(1)	—
	SERP	12	1,385,303	(2)	—
Daniel R. Friedman(4)	Pension Plan	7	145,041	(1)	—
	SERP	7	202,765	(2)	—
Douglas W. Koch(4)	Pension Plan	13	420,665	(1)	—
	SERP	13	876,796	(2)	—

(1)	For the Pension Plan, the calculation of the present value of the accumulated benefit assumes:

—	each participant’s benefit commences at age 65, the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2014 using a discount rate of 5.00%; and

—	post-retirement mortality based on the RP2000 static tables projected to 2021, as required by the Pension Protection Act for 2013 funding calculations.

(2)	For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2014 using a discount rate of 5.0%, and post-retirement mortality based on the unisex mortality table published by the IRS for 2014 lump sum payments.

(3)	The years of credited service are based on actual service and do not reflect additional credited service that might be applicable in the event of a change in control under the executive severance agreements.

(4)	Four of our NEOs are currently vested in the SERP. If any of the vested NEOs left the Company as of January 31, 2014, then in lieu of the amounts shown in this table, they would have been eligible for a lump sum payment from the SERP in the following approximate amounts: Ms. Sullivan — $1,915,802, Mr. Ausick — $1,449,372, Mr. Koch — $919,782, and Mr. Friedman — $189,754. This lump sum would not be payable until July 31, 2014 and would also include interest for the six month delay in payment. Although Mr. Friedman is eligible to commence payments under the Pension Plan, he is not eligible for an additional retirement subsidy from the SERP. All lump sum payments are calculated based on the 2014 unisex mortality table published by the IRS and interest rates of 1.24% for annuity payments due during the first five years; 4.47% for annuity payments due during the next 15 years; and 5.52% for annuity payments due after 20 years.

Non-Qualified Deferred Compensation

Selected key executives, including the NEOs, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation (with deferral of annual incentive awards authorized by the Compensation Committee for deferral), and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least three years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to 15 annual installments. Separate deferral elections can be made for each year; and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election; and the investment funds available are expected to be substantially similar to the mutual fund-type investments available from time to time under our 401(k) Plan. Accordingly, above market earnings will not result under this plan. In 2013, the rate of return for these accounts ranged from earnings of 0.14% to 13.23%.

In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during 2013 and the account balances as of January 31, 2014 (the last business day of 2013) for our NEOs under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in 2013(1)	Company Contributions in 2013	Aggregate Earnings in 2013	Aggregate Withdrawals/ Distributions in 2013	Aggregate Balance at Last Fiscal Year- End(2)
Diane M. Sullivan	$—	$—	$—	$—	$—
Russell C. Hammer	—	—	—	—	—
Richard M. Ausick	—	—	2,170	—	21,391
Daniel R. Friedman	17,085	—	24,117	—	143,898
Douglas W. Koch	—	—	285	—	152,920

(1)	This amount represents the executive’s contributions during 2013, and are included in the “Salary” column in the Summary Compensation Table for 2013.

(2)	In addition to the NEO’s contributions in 2013, the following amount was reported in the Summary Compensation Table for prior years (Mr. Friedman — $12,884).

Payments on Termination and Change in Control

Under the Incentive and Stock Compensation Plan of 2011 (the “Incentive and Stock Compensation Plan”), a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s stock through a tender offer, exchange offer or otherwise; the Company is liquidated or dissolved following a sale of substantially all of its assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the executive severance agreements, the SERP and the deferred compensation plan, a “change in control” results when: any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

Our Incentive and Stock Compensation Plan contains “single trigger” provisions in the event of a change in control. Thus, the Incentive and Stock Compensation Plan provides that in the event of a change in control (even if the executive remains with the Company after the change in control and even if stock options are assumed or restricted shares are substituted by the surviving company), all restricted stock and stock options will immediately vest, and outstanding incentive awards will be payable at the target level and prorated based on the period of service. Our SERP also provides “single trigger” benefits following a change in control. Therefore, a SERP participant’s benefits will vest in full upon a change in control with an enhanced benefit if the participant is under age 60 (for pre-2006 participants) or age 55 (for post-2005 participants). The executive severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

The Company is not a party to traditional employment agreements with its NEOs, but it does have an executive severance agreement with each of them. These agreements provide that if the NEO is terminated by the Company without cause or, following a change in control, either terminates “for good reason” or is terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits in addition to those otherwise available under our incentive plan, retirement plan and SERP.

Additional Benefits on Termination and Change in Control

The following table shows the types of additional or accelerated benefits that are triggered by a change in control and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Executive Severance Agreements” herein, and the definition of “Change in Control” under the Incentive and Stock Compensation Plan of 2011 is provided in the preceding paragraph.

Additional Benefits on Termination and Change in Control (CIC)

	Voluntary Separation	Death	Retirement	Permanent Disability	Involuntary Termination, not for Cause	CIC, but No Termination	Involuntary or Good Reason Termination After CIC
Additional Cash (salary)	None				1x or 2x highest salary in past 12 months	None	2x or 3x highest salary in past 12 months
Stock Option	Forfeit unvested				Accelerate 1 or 2 years’ vesting	Accelerate all
Restricted Stock	Forfeit unvested	Accelerate all		Forfeit unvested	Accelerate 1 or 2 years’ vesting	Accelerate all
Annual Incentive (Bonus) for Year	Forfeit	At end of performance period, prorated payout based on performance achieved			Payout based on performance achieved, prorated for time served	Payout based on target, prorated for time served prior to CIC
Additional Bonus	N/A				1x or 2x amount equal to target bonus	N/A	2x or 3x amount equal to target bonus
Long-Term Incentive	Forfeit	At end of performance period for each LTI, prorated payout based on performance achieved			Forfeit	Payout based on target as to all outstanding awards, prorated for time served prior to CIC
SERP	Lump sum value of:
	Benefit based on actual pay and years of service		Not payable until subsequent retirement, death or termination of employment		Benefits based on actual pay and years of service		2 or 3 yrs extra service credited
	Benefit based on age at termination					If under age 60, (for pre-2006 participants only), a lump sum is paid equal to the actuarial equivalent value of the full benefit that would be payable at age 60. If under age 55, (for post-2005 participants only), a lump sum is paid equal to the actuarial equivalent value of the reduced benefit that would be payable at age 55.
	Payable only if vested (5 yrs)					Accelerates vesting
	Payable 6 months after termination (30 days after death)					Payable 30 days after CIC
Welfare Benefits	N/A				12 or 24 months medical/dental	N/A	24 or 36 months medical/dental
Outplacement	N/A				Available	N/A	Available
Tax Reimbursement	N/A				N/A	N/A	Modified available(1)

(1)	Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

Estimate of Payments upon Termination and Change in Control

The following table includes estimates of potential payments upon termination as if our NEOs had terminated as of January 31, 2014 (the last business day of 2013), as well as the acceleration of unvested benefits upon a change in control. The termination scenarios covered by the table include voluntary termination following a change in control and involuntary (or good reason) termination following a change in control (“CIC”), as well as death, permanent disability and retirement (at age 65). Payments under certain termination scenarios reflect acceleration of award rights under the Incentive and Stock Compensation Plan or additional benefits receivable under our executive severance agreements or SERP, none of which are available to all employees. This table does not reflect benefits available to all employees (such as our 401(k) Plan and Pension Plan) or benefits (other than SERP benefits) for which the Company made no contribution (such as our deferred compensation plan). For information about these amounts, see the Outstanding Equity Awards as Fiscal Year End; Retirement Plans and Non-Qualified Deferred Compensation sections.

Estimate of Payments Upon Termination and Change in Control Table

					Within 24 Months After CIC
Name (1)	Involuntary Termination Not for Cause	Death	Disability	Retirement	Voluntary Termination	Involuntary or Good Reason Termination	Change in Control Only
Diane M. Sullivan
Additional Payments on CIC or Termination
Annual Incentive-2013(2)	$900,000	$900,000	$900,000		$900,000	$900,000	$900,000
Cash Severance(3)	$3,600,000					$5,400,000
Accelerated Equity(4)	$2,227,696	$6,004,893		$6,004,893	$6,126,018	$6,126,018	$6,126,018
Long-term Incentive(5)		$1,329,192	$1,329,192	$1,329,192	$1,329,192	$1,329,192	$1,329,192
SERP(6)					$123,708	$814,718	$123,708
Medical/Outplacement(7)	$40,530					$44,897
Tax Reimbursement(8)						$4,377,526
Total	$6,768,226	$8,234,085	$2,229,192	$7,334,085	$8,478,918	$18,992,351	$8,478,918
Russel C. Hammer
Additional Payments on CIC or Termination
Annual Incentive-2013(2)	$342,475	$342,475	$342,475		$342,475	$342,475	$342,475
Cash Severance(3)	$1,663,450					$2,495,175
Accelerated Equity(4)	$398,700	$2,457,108		$2,457,108	$2,457,108	$2,457,108	$2,457,108
Long-term Incentive(5)		$407,716	$407,716	$407,716	$407,716	$407,716	$407,716
SERP(6)					$69,417	$276,681	$69,417
Medical/Outplacement(7)	$41,031					$45,471
Tax Reimbursement(8)						$0
Total Additional	$2,445,656	$3,207,299	$750,191	$2,864,824	$3,276,716	$6,024,626	$3,276,716
Richard M. Ausick
Additional Payments on CIC or Termination
Annual Incentive-2013(2)	$420,000	$420,000	$420,000		$420,000	$420,000	$420,000
Cash Severance(3)	$2,040,000					$3,060,000
Accelerated Equity(4)	$888,000	$2,119,360		$2,119,360	$2,119,360	$2,119,360	$2,119,360
Long-term Incentive(5)		$455,783	$455,783	$455,783	$455,783	$455,783	$455,783
SERP(6)					$0	$451,441	$0
Medical/Outplacement(7)	$35,079					$55,227
Tax Reimbursement(8)						$2,197,638
Total	$3,383,079	$2,995,143	$875,783	$2,575,143	$2,995,143	$8,759,449	$2,995,143
Daniel R. Friedman
Additional Payments on CIC or Termination
Annual Incentive-2013(2)	$238,930	$238,930	$238,930		$238,930	$238,930	$238,930
Cash Severance(3)	$673,348					$1,346,696
Accelerated Equity(4)	$177,600	$1,172,160		$1,172,160	$1,375,660	$1,375,660	$1,375,660
Long-term Incentive(5)		$255,097	$255,097	$255,097	$255,097	$255,097	$255,097
SERP(6)					0	$87,708	$0
Medical/Outplacement(7)	$47,751					$56,379
Tax Reimbursement(8)						$0
Total	$1,137,629	$1,666,187	$494,027	$1,427,257	$1,869,687	$3,360,470	$1,869,687

					Within 24 Months After CIC
Name (1)	Involuntary Termination Not for Cause	Death	Disability	Retirement	Voluntary Termination	Involuntary or Good Reason Termination	Change in Control Only
Douglas W. Koch
Additional Payments on CIC or Termination
Annual Incentive-2013(2)	$254,616	$254,616	$254,616		$254,616	$254,616	$254,616
Cash Severance(3)	$1,357,952					$2,036,928
Accelerated Equity(4)	$1,030,080	$1,953,600		$1,953,600	$1,953,600	$1,953,600	$1,953,600
Long-term Incentive(5)		$313,268	$313,268	$313,268	$313,268	$313,268	$313,268
SERP(6)					0	$310,420	$0
Medical/Outplacement(7)	$34,153					$34,763
Tax Reimbursement(8)						$1,451,132
Total	$2,676,801	$2,521,484	$567,884	$2,266,868	$2,521,484	$6,354,727	$2,521,484

(1)	The post-termination benefits available to Ms. Sullivan and Messrs. Hammer, Ausick, Friedman and Koch are governed by their executive severance agreements. The terms of such agreements are described in detail below under “Executive Severance Agreements”.

(2)	The additional payment for the Annual Incentive — 2013 reflects the amount payable for the award assuming performance at the target level is achieved; although this early payout is subject to pro-ration for the period of service provided, the assumed termination on the last day of the fiscal year is based on a full 12 months’ service, such that no proration is required.

(3)	The executive severance agreements provide for a severance payment equal to either one or two times salary plus bonus, plus an amount equal to a pro-rated bonus for the year of termination in the event of involuntary termination. In the event of termination within two years after a change in control, the executive severance agreements provide for a severance payment equal to either two or three times the sum of salary plus target bonus, plus an amount equal to a pro-rated bonus at target level for the year of termination.

(4)	Accelerated Equity reflects the value of stock options and restricted stock awards for which, and to the extent, vesting would be accelerated due to the events indicated. For restricted stock, the values have been calculated by multiplying the number of shares accelerated by the closing price of our stock on January 31, 2014, the last business day of 2013, and for stock options, the values have been calculated by multiplying the number of shares accelerated by the spread between the closing price of our stock on January 31, 2014 and the exercise price. Under our Incentive and Stock Compensation Plan, all restricted stock and stock option awards become fully vested upon a change in control. Under the terms of certain agreements for restricted stock, full vesting results upon death, retirement at age 65, or early retirement with prior approval of the Compensation Committee.

(5)	Under the terms of our Incentive and Stock Compensation Plan, in the event of death, disability, retirement (age 65) or early retirement (age 55 and at least 10 years of service), pro rata payment is made for outstanding long-term incentives, based on performance achieved. The amounts shown reflect potential payment of 100% of the target for the 2012-2014 and 2013-2015 awards. Our Incentive and Stock Compensation Plan also provides that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award.

(6)	A change in control also results in an enhanced early retirement benefit for pre-2006 participants, which includes Ms. Sullivan and Mr. Ausick. Furthermore, under the executive severance agreements, if there is an involuntary or good reason termination following that change of control, then each participant is credited with either two or three years of additional service. In the event of a termination within 24 months of a change in control, the executive severance agreements provide that the participant is entitled for either 2 or 3 years of additional credited service for purposes of determining the SERP benefit. The SERP does not provide an immediate benefit payable upon permanent disability. A lump sum would be made at the time of the participant’s subsequent retirement, death or termination of employment.

(7)	The executive severance agreements with the NEOs entitle them to medical and dental benefits following an involuntary termination unrelated to a change in control for either 12 months of coverage, or for 18 months of coverage plus cash for six months of coverage. In the event of an involuntary termination following a change in control, these benefits would be for 18 months of coverage plus cash equal to either six or 18 months of coverage. The cash payments are based on the Company’s cost to provide such benefits. In addition, the executive severance agreements provide for outplacement services. The amounts on this line represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $25,000 for outplacement services.

(8)	As provided in the executive severance agreements for a termination occurring following a change in control, the tax reimbursement amount represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are: a corporate tax rate of 39.6%, a state tax rate of 6% for Missouri residents and a discount rate of 0.97%.

Executive Severance Agreements

The executive severance agreements with our NEOs have up to a three-year term and are automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreement for Mr. Koch was entered into as of March 22, 2006, the agreements for Ms. Sullivan and Mr. Ausick and were entered into as of March 31, 2006, the agreement for Mr. Friedman was entered into as of April 1, 2009, and the agreement for Mr. Hammer was entered into as of June 11, 2012. All of the NEO’s severance agreements then in existence were amended in December 2009 to avoid adverse tax consequences under Internal Revenue Code Sections 409(a) and 162(m).

Regardless of the reason for termination, the executive severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the footwear industry or interfering with the Company’s customer relationships.

Termination Not Related to Change in Control.    The executive severance agreements provide that if the executive is terminated by the Company for any reason other than for cause, death or disability at any time or by the executive within 90 days after the occurrence of good reason, the executive will be entitled to receive:

•

a lump sum cash payment equal to up to 200% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target annual cash incentive for the year of termination;

•

a cash payment equal to executive’s prorated annual cash incentive for the year of termination, payable based on performance level achieved during the performance period and at the same time as other participants receive such payments;

•	continued coverage under the Company’s medical and dental plans for up to 18 months, followed by a cash payment equal to the Company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over a period of up to two years following termination; and

•	outplacement services.

The executive severance agreements provide no benefits in the event of a voluntary termination without good reason.

Involuntary Termination Following a Change in Control.    The executive severance agreements provide benefits following a change in control which are based on a dual trigger; that is, there must be a change in control and within a certain period of time there must be an involuntary termination of employment.

If a change in control occurs and within 24 months after a change in control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after the occurrence of good reason, the executive officer will be entitled to receive:

•

lump sum cash payment equal to up to 300% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target bonus for the year of termination;

•	a cash payment equal to executive’s prorated annual cash incentive for the year of termination;

•	continued coverage under the Company’s medical and dental plans for up to 18 months followed by a cash payment equal to the Company’s cost for up to an additional 6 months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional two or three years of credited service under the SERP; and

•

tax reimbursement payment only if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax, in which event the additional payment will include a reimbursement for the excise taxes and the tax gross-up on the reimbursement. If such total payments subject to excise tax exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the excise tax.

If an executive is terminated within 24 months of a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce his or her rights under the agreement.

Key Definitions.    A “change in control” for purposes of the executive severance agreements generally consists of any of the following:

•	any person or entity acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company);

•	the incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•

the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets unless our shareholders following the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

•	a material increase in the amount of time executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the severance agreement; or

•	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company or conviction of a felony;

•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance or using prescription medications unlawfully; or

•	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

PROPOSAL 3 — APPROVAL, BY NON-BINDING ADVISORY VOTE,

OF THE COMPANY’S EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on executive compensation paid to their named executive officers (“Say on Pay”). This advisory vote on executive compensation is non-binding on the board, will not overrule any decision by the board and does not compel the board to take any action. However, the board and the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions for NEOs.

The board and the Compensation Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2013 described in this Proxy Statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and shareholders, (iii) align executive officer pay with individual and Company performance without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide executive officers with a competitive level of compensation and (iv) assist the Company in retaining NEOs as well as other senior leaders.

For the reasons discussed above (and as further explained in the compensation disclosures made in this Proxy Statement), the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this Proxy Statement).”

The above referenced disclosures appear on pages 25 to 60 of this Proxy Statement.

The shareholders approved at the 2011 annual meeting, and the board subsequently implemented, the advisory resolution approving annual future advisory votes regarding Say on Pay. As a result, the next Say on Pay vote will be held at our 2015 annual meeting, and the next vote on the frequency of the Say on Pay vote is expected to be held at our 2017 annual meeting.

Your Board of Directors recommends a vote “FOR” the approval, by non-binding advisory vote, of the Company’s executive compensation.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2015 Annual Meeting

In order to be included in our proxy statement and proxy card for the 2015 annual meeting (currently expected to be held on May 28, 2015), we must receive a shareholder’s proposal by December 17, 2014 (120 days before the anniversary of the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2015 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2015 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (by February 28, 2015) nor more than 120 days (by January 29, 2015) prior to the date of the 2015 annual meeting. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at http://investor.brownshoe.com/corporate-governance/business. In each case, notice must be given to our Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2013, we purchased policies of directors’ and officers’ liability insurance from ACE American Insurance Company; National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Travelers Casualty and Surety Company of America; and Allied World National Assurance Company. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2014 are $387,584. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for 2013, including the financial statements and financial statement schedule(s). For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105, or you may access such report on the Company’s website at http://investor.brownshoe.com/financial/sec-filings.

MICHAEL I. OBERLANDER

Senior Vice President, General Counsel

and Corporate Secretary

8300 Maryland Avenue

St. Louis, Missouri 63105

BROWN SHOE COMPANY, INC. 8300 MARYLAND AVENUE ST. LOUIS, MO 63105-3693

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M72998-P49789	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROWN SHOE COMPANY, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
	☐	☐	☐
1. Election of Directors
Nominees:
01) W. Lee Capps III 02) Carla Hendra 03) Patricia G. McGinnis

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.					☐	☐	☐
3. Approval, by non-binding advisory vote, of Company’s executive compensation.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” all of the nominees listed in Item 1 and “FOR” Items 2 and 3.

The Board of Directors has fixed the close of business April 1, 2014 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M72999-P49789

BROWN SHOE COMPANY, INC.

Annual Meeting of Shareholders

May 29, 2014 10:30 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Diane M. Sullivan, Russell C. Hammer and Michael I. Oberlander, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Brown Shoe Company, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 29, 2014 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting. If the undersigned signs and returns this proxy but does not give any direction, this proxy will be voted “FOR” all of the nominees listed in Item 1 and “FOR” Items 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Shareholders of the Company.

Continued and to be signed on reverse side